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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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MGIC INVESTMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MGIC
Investment
Corporation

Notice
of 2008
Annual
Meeting
and
Proxy
Statement

2007
Annual
Report
to
Shareholders

MGIC Investment Corporation

April 11, 2008

Dear Shareholder:

It is my pleasure to invite you to attend our Annual Meeting of Shareholders to be held on Thursday, May 15, 2008, at the Marcus Center for the Performing Arts in Milwaukee, Wisconsin.

At our meeting this year, we will ask shareholders to elect four directors to our Board of Directors, approve performance goals for certain restricted equity awards under our 2002 Stock Incentive Plan and under an annual bonus plan with such goals and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008. We will also report on our business.

Your vote is important. Even if you plan to attend the meeting, we encourage you to sign the enclosed proxy card for voting your shares. Please read our Proxy Statement for more information about our meeting and the voting process.

Our Annual Report to Shareholders follows the Proxy Statement in this booklet.

Sincerely,

Curt S. Culver
Chairman and
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 15, 2008: Our Proxy Statement and 2007 Annual Report to Shareholders are available free of charge at http://mtg.mgic.com/proxyinfo.

MGIC Investment Corporation

Notice of Annual Meeting of Shareholders
To Be Held On
May 15, 2008

To Our Shareholders:

The Annual Meeting of Shareholders of MGIC Investment Corporation will be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on May 15, 2008, at 9:00 a.m., to vote on the following matters:

(1) Election of four directors, each for a three-year term;

(2) Approval of performance goals for certain restricted equity awards under our 2002 Stock Incentive Plan;

(3) Approval of performance goals under an annual bonus plan with such goals;

(4) Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008; and

(5) Any other matters that properly come before the meeting.

Only shareholders of record at the close of business on March 14, 2008 will be entitled to vote at the annual meeting and any postponement or adjournment of the meeting.

By Order of the Board of Directors

Jeffrey H. Lane, Secretary
April 11, 2008

YOUR VOTE IS IMPORTANT
PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD

MGIC Investment Corporation
P.O. Box 488,
MGIC Plaza,
Milwaukee, WI 53201

Proxy Statement

Our Board of Directors is soliciting proxies for the Annual Meeting of Shareholders to be held at 9:00 a.m., Thursday, May 15, 2008, at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, and at any postponement or adjournment of the meeting. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning on approximately April 11, 2008. Our Annual Report to Shareholders for the fiscal year ended December 31, 2007, which follows the proxy statement in this booklet, is a separate report and is not part of this proxy statement. If you have any questions about attending our annual meeting, you can call our Corporate Secretary at (414) 347-6480.

About the Meeting and Proxy Materials

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on the matters outlined in our notice of meeting on the preceding page, including the election of directors, approval of performance goals for certain restricted equity awards under our 2002 Stock Incentive Plan and under an annual bonus plan with such goals and ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008. In addition, management will report on our performance during the last year and, after the meeting, respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 14, 2008, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. For each share of Common Stock that you held on that date, you are entitled to one vote on each matter considered at the meeting. On the record date, 82,016,066 shares of Common Stock were outstanding and entitled to vote. On March 28, 2008, we closed the sale of 42,933,333 shares of our Common Stock. These shares were issued after our March 14, 2008 record date for our annual meeting and holders of these shares are not entitled to vote them at our annual meeting. Also, these shares will not be taken into account in determining the number of shares required to establish a quorum at the annual meeting. As a result, these shares are not included in any figures provided in this proxy statement, including in the stock ownership figures and percentages included in the stock ownership table on page 3.

What is a proxy?

A proxy is another person you legally designate to vote your shares. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

How do I vote my shares?

If you are a shareholder of record, meaning your shares are registered directly in your name with Wells Fargo Bank Minnesota, N.A., our stock transfer agent, you may vote your shares by completing, signing and returning the enclosed proxy card in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your shares in person.

If you hold your shares in “street name,” meaning your shares are held in a stock brokerage account or by a bank or other nominee, your broker or nominee has enclosed or provided a vote instruction form for you to use to direct the broker or nominee how to vote your shares.

If you hold shares as a participant in our Profit Sharing and Savings Plan and Trust, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote shares held in your account in accordance with your instructions and the plan terms. The plan trustees may vote the shares for you if your proxy card is not received at least five days before the annual meeting date.

Can I change my vote after I return my proxy card?

Yes, you can revoke your proxy at any time before your shares are voted by advising our corporate Secretary in writing, by submitting a signed proxy with a later date, or by voting in person at the meeting. If your shares are held in street name by a broker, bank or nominee, or in our Profit Sharing and Savings Plan and Trust, you must follow the instructions of the broker, bank, nominee or plan trustee on how to change your vote.

How are the votes counted?

A quorum is necessary to hold the meeting and will exist if a majority of the 82,016,066 shares of Common Stock outstanding on the record date are represented, in person or by proxy, at the meeting. Votes cast by proxy or in person at the meeting will be counted by Wells Fargo Bank Minnesota, N.A., which has been appointed by our Board to act as inspector of election for the meeting.

Shares represented by proxy cards marked “Abstain” will be counted to determine the presence of a quorum, but will not be counted as votes for or against any matter. “Broker non-votes,” which occur when a broker or other nominee does not have authority to vote on a particular matter without instructions from the beneficial owner of the shares and has not received such instructions, will be counted for quorum purposes but will be not be counted as votes for or against any matter.

What are the Board’s recommendations?

Our Board of Directors recommends a vote FOR all of the nominees for director (Item 1), FOR approval of performance goals for certain restricted equity awards under our 2002 Stock Incentive Plan that include such goals (Item 2), FOR approval of performance goals for an annual bonus plan that conditions bonuses on meeting such goals (Item 3) and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008 (Item 4).

If you sign and return a proxy card without specifying how you want your shares voted, the named proxies will vote your shares in accordance with the recommendations of the Board for all Items and in their best judgment on any other matters that properly come before the meeting.

Will any other items be acted upon at the annual meeting?

The Board does not know of any other business to be presented at the annual meeting. No shareholder proposals will be presented at this year’s annual meeting.

What are the deadlines for submission of shareholder proposals for the next annual meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the SEC’s rules. Proposals intended for inclusion in next year’s proxy materials must be received by our Secretary no later than December 11, 2008.

Under our Bylaws, a shareholder who wants to bring business before the annual meeting that has not been included in the proxy materials for the meeting, or who wants to nominate directors at the meeting, must be eligible to vote at the meeting and give written notice of the proposal to our corporate Secretary. The procedures contained in our Bylaws include giving notice to our Secretary at least 45 and not more than 70 days before the first anniversary of the date set forth in our proxy statement for the prior Annual Meeting as the date on which we first mailed such proxy materials to shareholders. For the 2009 annual meeting, the notice must be received by the Secretary no later than February 25, 2009, and no earlier than January 31, 2009. For director nominations, the notice must comply with the Bylaws and provide the information required to be included in the proxy statement for individuals nominated by the Board. For any other proposals, the notice must describe the proposal and why it should be approved, identify any material interest of the shareholder in the matter, and include other information required by the Bylaws.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, our employees may solicit proxies by telephone, facsimile or personal interview. We have also engaged D.F. King & Co., Inc. to provide proxy solicitation services for a fee of $10,000, plus expenses, including charges by brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our Common Stock.

Stock Ownership

The following table identifies holders of more than 5% of the outstanding shares of our Common Stock as of December 31, 2007, based on information filed with the SEC, or a later date if a subsequent SEC filing was made before February 29, 2008. The table also shows the amount of our Common Stock beneficially owned by our named executive officers and all directors and named executive officers as a group. Unless otherwise noted, the parties listed in the table have sole voting and investment power over their shares, and information regarding the directors and named executive officers is given as of February 29, 2008.

	Shares
	Beneficially	Percent
Name	Owned	of Class

Old Republic International Corporation	12,227,159	14.91%
307 North Michigan Avenue Chicago, IL 60601(1)
Capital World Investors	11,278,300	13.75%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071(2)
FMR, LLC	8,157,611	9.95%
82 Devonshire Street Boston, Massachusetts 02109(3)
Putnam, LLC d/b/a Putnam Investments	7,263,789	8.86%
Putnam Investment Management, LLC The Putnam Advisory Company, LLC One Post Office Square Boston, MA 02109(4)
Curt S. Culver(5)	1,035,776	1.26%
J. Michael Lauer(5)	420,190	*
Lawrence J. Pierzchalski(5)	318,574	*
Patrick Sinks(5)	318,377	*
Jeffrey H. Lane(5)	277,903	*
All directors and executive officers as a group (17 persons)(5)(6)	2,871,339	3.46%

*	Less than 1%

(1)	Old Republic International Corporation’s ownership is reported as of January 23, 2008. Old Republic International Corporation, which reported ownership on behalf of itself and several of its wholly owned subsidiaries, reported that it had shared voting and investment power for all of the shares.

(2)	Capital World Investors (“CWI”) and Capital Research Global Investors (“CRGI”) are both divisions of Capital Research and Management Company and registered investment advisers that reported ownership of shares separately because they make separate voting and investment decisions. CWI, which reported ownership of 5,892,000 shares, reported that it had sole voting power with respect to 1,000,000 of the shares and no voting power with respect to the remainder of the shares. CRGI, which reported ownership of 5,296,300 shares, reported that it had sole voting and investment power for all of these shares.

(3)	Includes 8,100,352 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a registered investment adviser and wholly-owned subsidiary of FMR LLC, and 57,259 shares beneficially owned by Pyramis Global Advisors Trust Company (“Pyramis”), a bank and wholly-owned subsidiary of FMR LLC. Edward C. Johnson 3d and FMR LLC, through their control of Fidelity and the investment companies for which Fidelity acts as investment adviser (“Funds”) each has sole investment power as to the 8,100,352 shares owned by the Funds; the Funds’ Boards of Trustees have sole voting power as to such shares. Mr. Johnson and FMR LLC, through their control of Pyramis, each has sole voting and investment power as to 57,259 shares owned by the institutional accounts managed by Pyramis.

(4)	The companies listed, some of which are registered investment advisers, reported ownership as a group and that they have shared voting power for 285,212 shares, no voting power with respect to the remaining shares and shared investment power for all of the shares.

(5)	Includes shares that could be purchased on February 29, 2008 or within 60 days thereafter by exercise of stock options granted to the named executive officers: Mr. Culver — 493,800; Mr. Lauer — 165,200; Mr. Sinks — 60,000; Mr. Pierzchalski — 165,200; Mr. Lane — 97,400; and all executive officers as a group — 1,083,100. Also includes shares held in our Profit Sharing and Savings Plan and Trust: Mr. Culver — 12,673; Mr. Lauer — 53,182; Mr. Sinks — 11,712; and all executive officers as a group — 99,556. Also includes restricted shares over which the named executive officer has sole voting power but no investment power: Mr. Culver — 189,604; Mr. Lauer — 29,665; Mr. Sinks — 113,032; Mr. Pierzchalski — 68,640; Mr. Lane — 35,646; and all executive officers as a group — 463,168. Also includes shares underlying restricted stock units (RSUs) for which the named executive officers have neither voting nor investment power: Mr. Culver — 152,000; Mr. Lauer — 82,080; Mr. Sinks — 80,000; Mr. Pierzchalski — 43,200; Mr. Lane — 73,980; and all executive officers as a group — 507,845. Also includes shares for which voting and investment power are shared as follows: Mr. Lauer — 88,543; and all directors and executive officers as a group — 103,573.

(6)	Includes an aggregate of 58,891 share units and 49,274 shares underlying RSUs held by our non-employee directors. Our directors have neither investment nor voting power over these share units and RSUs. Also includes an aggregate of 475,118 restricted shares held by all directors and executive officers as a group. The beneficial owners have sole voting power but no investment power over the restricted shares.

Item 1 —	Election of Directors

Our Board of Directors is divided into three classes, with directors in each class serving for a term of three years. One class of directors is elected at each annual meeting. The Board, upon the recommendation of the Management Development, Nominating and Governance Committee, has nominated four directors for re-election to the Board to serve until our 2011 annual shareholders meeting. If any nominee is not available for election, proxies will be voted for another person nominated by the Board or the size of the Board will be reduced.

Under our Bylaws, written notice of nominations for director by shareholders was required to be provided to the Secretary by February 24, 2008. Because no notice was received by the deadline, shareholders may not make any nominations for election to the Board at the annual meeting.

Shareholder Vote Required

Each nominee who receives a plurality of the votes cast at the meeting will be elected a director. Only votes cast for a nominee will be counted. Votes cast include votes under proxies which are signed and do not have contrary voting instructions. Broker non-votes, abstentions and instructions on the proxy card to withhold authority to vote for one or more of the nominees will be disregarded in the calculation of a plurality of the votes cast. However, under our Bylaws, in an uncontested election (which is an election in which the number of candidates does not exceed the number of directors to be elected) any director elected by less than a “Majority Vote” is required to send our Board a resignation. The effectiveness of any such resignation will be contingent upon Board acceptance. The Board will accept or reject any such resignation in its discretion after receiving a recommendation made by our Management Development, Nominating and Governance Committee. “Majority Vote” means that when there is a quorum present, more than 50% of the votes cast in the election of such director were “for” the election of such director, with votes cast being equal to the total of the votes “for” the election of such director plus the votes “withheld” from the election of such director. Under an agreement with institutional shareholders, the Board will be recommending in next year’s proxy statement that shareholders amend our articles of incorporation at the Annual Meeting in 2009 so that in uncontested elections any director nominee who does not receive a Majority Vote will not be elected as a director. If this amendment is approved by shareholders, the Board would determine, under procedures it would adopt, the status of director nominees who are not elected.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES. PROXIES WILL BE VOTED FOR THE NOMINEES UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

Information about our directors, four of whom are nominees for election at the annual meeting, appears below. The biographical information is as of February 1, 2008.

NOMINEES FOR DIRECTOR
Term Ending 2011

Shares
Beneficially
Owned(1)

David S. Engelman, 70, a Director since 1993, has been a private investor for more than five years. He was President and Chief Executive Officer, on an interim basis, of Fleetwood Enterprises, Inc., a manufacturer of recreational vehicles and manufactured housing, from February to August 2002. He is also a director of Fleetwood Enterprises, Inc.	10,623(2)(3)(4)

Kenneth M. Jastrow, II, 60, a Director since 1994, is the non-executive Chairman of the Board of Forestar Real Estate Group Inc. (“Forestar”), which is engaged in various real estate businesses, and Guaranty Financial Group Inc. (“Guaranty”), which is engaged in banking and other financial services. From January 2000 until December 28, 2007, when Temple-Inland Inc. (“TI”) completed the spin-offs of Forestar and Guaranty, Mr. Jastrow was the Chairman and Chief Executive Officer of TI, a holding company which during Mr. Jastrow’s tenure had interests in paper, forest products, financial services and real estate. He is also a director of KB Home	31,911(2)(3)

Daniel P. Kearney, 68, a Director since 1999, is a business consultant and private investor. Mr. Kearney served as Executive Vice President and Chief Investment Officer of Aetna, Inc., a provider of health and retirement benefit plans and financial services, from 1991 to 1998. He was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1990 to 1991, a principal of Aldrich, Eastman & Waltch, Inc., a pension fund advisor, from 1988 to 1989, and a managing director at Salomon Brothers Inc, an investment banking firm, from 1977 to 1988. He is also a director of Fiserv, Inc. and MBIA, Inc.	38,755(3)

Shares
Beneficially
Owned(1)

Donald T. Nicolaisen, 63, a Director since 2006, was the Chief Accountant of the United States Securities and Exchange Commission from September 2003 to November 2005, when he retired from full time employment. Prior to joining the SEC, he was a Senior Partner at PricewaterhouseCoopers LLP, an accounting firm that he joined in 1967. He is also a director of Verizon Communications Inc., Morgan Stanley and Zurich Financial Services Group. Mr. Nicolaisen was elected to our Board of Directors on October 26, 2006 by our Board of Directors. That election was recommended by the Management Development, Nominating and Governance Committee, which was introduced to Mr. Nicolaisen by one of our executive officers.	4,956(3)

DIRECTORS CONTINUING IN OFFICE
Term Ending 2009

Karl E. Case, 61, a Director since 1991, is the Katharine Coman and A. Barton Hepburn Professor of Economics at Wellesley College where he has taught since 1976. Dr. Case has been Visiting Scholar at the Federal Reserve Bank of Boston since 1985. He is also a director of The Depositors Insurance Fund of Massachusetts	16,228(2)(3)

Curt S. Culver, 55, a Director since 1999, has been our Chairman of the Board since January 2005 and our Chief Executive Officer since January 2000. He served as our President from January 1999 to January 2006. Mr. Culver has been Chief Executive Officer of Mortgage Guaranty Insurance Corporation (MGIC) since January 1999, President of MGIC since May 1996, and held senior executive positions with MGIC for more than five years before then. He is also a director of Wisconsin Electric Power Company and Wisconsin Energy Corporation	1,035,776(5)

William A. McIntosh, 68, a Director since 1996, was an executive committee member and a managing director at Salomon Brothers Inc., an investment banking firm, when he retired in 1995 after 35 years of service. He is also a director of Northwestern Mutual Series Fund Inc.	26,898(2)(3)

Shares
Beneficially
Owned(1)

Leslie M. Muma, 63, a Director since 1995, is retired and was Chief Executive Officer of Fiserv, Inc., a financial industry automation products and services firm from 1999 until December 2005. Before serving as Fiserv’s Chief Executive Officer, he was its President for many years	40,417(2)(3)(6)

DIRECTORS CONTINUING IN OFFICE
Term Ending 2010

James A. Abbott, 68, a Director since 1989, has been Chairman and a principal of American Security Mortgage Corp., a mortgage banking firm, since June 1999. He served as President and Chief Executive Officer of First Union Mortgage Corporation, a mortgage banking company, from January 1980 to December 1994	23,733(2)(3)

Thomas M. Hagerty, 45, a Director since 2001, has been a managing director with Thomas H. Lee Partners, L.P. and its predecessor Thomas H. Lee Company, a private investment firm, since 1992 and has been with the firm since 1988. Mr. Hagerty previously was in the Mergers and Acquisitions Department of Morgan Stanley & Co. Incorporated. He is also a director of Fidelity National Financial, Inc. and Fidelity National Information Services, Inc.	22,367(3)

Michael E. Lehman, 57, a Director since 2001, has been Executive Vice President and Chief Financial Officer of Sun Microsystems, Inc., a provider of computer systems and professional support services, since February 2006. From July 2000 to September 2002, when he retired from full time employment, he was Executive Vice President of Sun Microsystems, he was its Chief Financial Officer from February 1994 to July 2002, and held senior executive positions with Sun Microsystems for more than five years before then	9,170(3)

(1)	Ownership information is for shares of Common Stock as of February 29, 2008. Unless otherwise noted, all directors have sole voting and investment power with respect to the shares. Common Stock beneficially owned by each director, other than Mr. Culver, represents less than 1% of the total number of shares outstanding. Common Stock beneficially owned by Mr. Culver represents approximately 1.26% of the total number of shares outstanding.

(2)	Includes 2,000 shares held under our 1993 Restricted Stock Plan for Non-Employee Directors. The directors have sole voting power and no investment power over these shares.

(3)	Includes shares underlying RSUs as follows: Mr. Abbott — 3,050; Dr. Case — 3,050; Mr. Engelman — 3,050; Mr. Hagerty — 3,050; Mr. Jastrow — 3,050; Mr. Kearney — 3,050; Mr. Lehman — 3,050; Mr. McIntosh — 3,050; Mr. Muma — 3,050; and Mr. Nicolaisen — 1,700. Such units were issued pursuant to our RSU award program (See “Compensation of Directors— RSU Award Program”), except for the following awards, which are held under the Deposit Share Program for Non-Employee Directors under our 2002 Stock Incentive Plan (See “Compensation of Directors — Deposit Share Program”): Mr. Abbott — 1,491; Mr. Hagerty— 3,859; Mr. Jastrow — 4,670; Mr. Kearney — 5,733; Mr. Muma — 4,098; and Mr. Nicolaisen — 273. Directors have neither voting nor investment power over the shares underlying any of these units.

Also includes shares held under the Deposit Share Program for Non-Employee Directors under our 1991 Stock Incentive Plan and 2002 Stock Incentive Plan as follows: Mr. Abbott — 994; Dr. Case — 1,615; Mr. Engelman — 2,567; Mr. Jastrow — 6,733; Mr. McIntosh — 3,437; and Mr. Nicolaisen — 182. Directors have sole voting power and no investment power over these shares.

Also includes share units held under our Deferred Compensation Plan (See “Compensation of Directors — Deferred Compensation Plan”) over which the directors have neither voting nor investment power, as follows: Dr. Case — 9,523; Mr. Hagerty — 7,277; Mr. Jastrow — 14,312; Mr. Kearney — 11,228; Mr. Lehman — 1,371; Mr. Muma — 12,379; and Mr. Nicolaisen — 2,801.

(4)	Includes 1,569 shares owned by a trust of which Mr. Engelman is a trustee and a beneficiary and as to which Mr. Engelman disclaims beneficial ownership except to the extent of his interest in the trust. Voting and investment power are shared for all shares owned by the trust.

(5)	Includes 493,800 shares which Mr. Culver had the vested right to acquire as of February 29, 2008, or which become vested within sixty days thereafter under options granted to Mr. Culver; 12,673 shares held in our Profit Sharing and Savings Plan and Trust; 189,604 restricted shares awarded under our 2002 Stock Incentive Plan, over which Mr. Culver has sole voting power but no investment power; and 152,000 shares underlying RSUs awarded under our 2002 Stock Incentive Plan over which he has neither voting nor investment power.

(6)	Includes 9,132 shares owned by a trust of which Mr. Muma is a trustee and a beneficiary and as to which Mr. Muma disclaims beneficial ownership except to the extent of his interest in the trust.

Corporate Governance and Board Matters

Board Attendance

The Board of Directors met 20 times during 2007. Each director attended at least 90% of the meetings of the Board and Committees of the Board on which he served during 2007. The annual meeting of shareholders is scheduled in conjunction with a Board meeting and directors are expected to attend the annual meeting. All of our directors attended our 2007 annual meeting of shareholders.

Corporate Governance Guidelines and Code of Business Conduct

The Board has adopted Corporate Governance Guidelines which cover the Board’s composition, meeting process, director independence, committee structure and functions, CEO succession planning and director compensation. Among other things, pursuant to the Corporate Governance Guidelines, at the January and October Board meetings and at any additional times determined by the Board, the Board will meet in executive session without the presence of any member of our management. For a number of years, including

2007, the Board has met in executive session after each Board meeting at which directors were present in person. The Chairman of the Management Development, Nominating and Governance Committee presides at these sessions. The Corporate Governance Guidelines also provide that a director who retires from his principal employment or joins a new employer shall offer to resign from the Board and a director who is an officer of MGIC and leaves MGIC must resign from the Board.

We have a Code of Business Conduct emphasizing our commitment to conducting our business in accordance with legal requirements and high ethical standards. The Code applies to all employees, including our executive officers, and specified portions are applicable to our directors. Among other things, the Code prohibits us from entering into transactions in which our employees or their immediate family members have a material financial interest (either directly or through a company with which the employee has a relationship) unless all of the following conditions are satisfied:

•	the terms of the contract or transaction are fair and equitable, at arm’s length and are not detrimental to our interests;

•	the existence and nature of the interests of the employee are fully disclosed to and approved by the appropriate person; and

•	the interested employee has not participated on our behalf in the consideration, negotiation or approval of the contract or transaction.

Under the Code, contracts and transactions involving a “Senior Financial Officer,” an executive officer or any related party may not be entered into prior to disclosure to, and approval of, our Audit Committee. Similarly, the Code requires Audit Committee approval of all transactions with any director or any related party, other than transactions involving the provision of goods or services in the ordinary course of business of both parties. The Code contemplates that our non-employee directors will disclose all transactions between us and parties related to the director, even if they are in the ordinary course of business.

Our Corporate Governance Guidelines and our Code of Business Conduct are available on our website (http://mtg.mgic.com) under the “Investor Information; Corporate Governance” links. Written copies of these documents are available to any shareholder who submits a written request to our Secretary. The description above of the portion of our Code of Business Conduct that applies to transactions is subject to the actual terms of the Code. We intend to disclose on our website any waivers and amendments to our Code of Business Conduct that are required to be disclosed under Item 5.05 of Form 8-K.

Communicating with the Board

Shareholders and other interested persons can communicate with the members of the Board, the non-management members of the Board as a group or the Chairperson of the Management Development, Nominating and Governance Committee, by sending a written communication to our corporate Secretary, addressed to: MGIC Investment Corporation, Secretary, P.O. Box 488, Milwaukee, WI 53201. The Secretary will pass along any such communication, other than a solicitation for a product or service, to the Chairperson of the Management Development, Nominating and Governance Committee.

Director Independence

Our Corporate Governance Guidelines regarding director independence provide that a director is not independent if the director has any specified disqualifying relationship with us. The disqualifying relationships are equivalent to those of the independence rules of the New York Stock Exchange, except that our disqualification for board interlocks is more stringent than under the NYSE rules. Also, for a director to be independent under the Guidelines, the director may not have any material relationship with us. For purposes of determining whether a disqualifying or material relationship exists, we consider relationships with MGIC Investment Corporation and its consolidated subsidiaries. Our Corporate Governance Guidelines are available on our website (http://mtg.mgic.com) under the “Investor Information; Corporate Governance” links.

In February 2008, the Board determined that all of our directors are independent under the Guidelines and the NYSE rules, except for Mr. Culver, our CEO. The Board made its determination by considering that no disqualifying relationships existed during the periods specified under the Guidelines and the NYSE rules. To determine that there were no material relationships, the Board applied categorical standards that it had adopted. All independent directors met these standards. Under these standards, a director is not independent if payments under transactions between us and a company of which the director is an executive officer or 10% or greater owner exceeded the greater of $1 million or 1% of the other company’s gross revenues. Payments made to and payments made by us are considered separately, and this quantitative threshold is applied to transactions that occurred in the three most recent fiscal years of the other company. Also under these standards, a director is not independent if during our last three fiscal years the director:

•	was an executive officer of a charity to which we made contributions, or

•	was an executive officer or member of a law firm or investment banking firm providing services to us, or

•	received any direct compensation from us other than as a director, or if during such period a member of the director’s immediate family received compensation from us.

In making its independence determinations, the Board considered our provision of contract underwriting services to American Security Mortgage Corp. (of which Mr. Abbott is the Chairman and a principal) and mortgage insurance premiums received by us on loans for which American Security Mortgage Corp. was the original insured. These transactions were below the quantitative threshold noted above and were entered into in the ordinary course of both our and American Security Mortgage Corp.’s business. Until the end of 2007, Mr. Jastrow was the Chairman and Chief Executive Officer of Temple-Inland Inc. In 2007, and prior years, in the ordinary course of both our and Temple-Inland’s business, we provided contract underwriting services to Temple-Inland and received mortgage insurance premiums on loans for which Temple-Inland was the original insured.

Committees

The Board has five committees: Audit; Management Development, Nominating and Governance; Risk Management; Securities Investment; and Executive. Information regarding these Committees is provided below. The charters of the Audit, Management Development, Nominating and Governance, Risk Management and Securities Investment Committees are available on our website (http://mtg.mgic.com) under the “Investor Information; Corporate Governance” links. Written copies of these charters are available to any shareholder who submits a written request to our Secretary.

Audit Committee

The members of the Audit Committee are Messrs. Lehman (Chairman), Kearney and McIntosh. The Board’s determination that each of these directors meets all applicable independence requirements took account of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Board has determined that Mr. Lehman is an “audit committee financial expert” as that term is defined in Regulation S-K of the Securities Exchange Act of 1934, as amended. The Committee met 15 times during 2007.

Audit Committee Report

The Audit Committee assists the oversight by the Board of Directors of the integrity of MGIC Investment Corporation’s financial statements, the effectiveness of its system of internal controls, the qualifications, independence and performance of its independent accountants, the performance of its internal audit function, and its compliance with legal and regulatory requirements. As provided in the Audit Committee Charter, the ultimate responsibility for the integrity, completeness and fairness of MGIC Investment Corporation’s financial statements and the effectiveness of its internal controls rests with MGIC Investment Corporation’s management. The Charter provides that the independent accountants are intended to be the primary check on management’s performance in this regard. The ultimate responsibility for MGIC Investment Corporation’s compliance with legal and regulatory requirements also rests with MGIC Investment Corporation’s management.

The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP (PwC), MGIC Investment Corporation’s independent registered public accounting firm, its audited financial statements for the year ended December 31, 2007. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”). The Audit Committee also received from PwC the written disclosures required by the Independence Standards Board’s Standard No. 1 (“Independence Discussions with Audit Committees”) and discussed with PwC their independence from MGIC Investment Corporation and its management. None of the officers of MGIC Investment Corporation having responsibility for finance or accounting matters is a former partner or employee of PwC.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that MGIC Investment Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the SEC. These are the same financial statements that appear in MGIC Investment Corporation’s Annual Report to Shareholders.

Members of the Audit Committee:

Michael E. Lehman, Chairman
Daniel P. Kearney
William A. McIntosh

Management Development, Nominating and Governance Committee

The members of the Management Development, Nominating and Governance Committee are Messrs. Jastrow (Chairman), Hagerty and Muma. The Committee met five times during 2007. The Committee is responsible for overseeing our executive compensation program, including approving corporate goals relating to compensation for our CEO, determining our CEO’s annual compensation and approving compensation for our other senior executives. The Committee prepares the Compensation Committee Report and reviews the Compensation Discussion and Analysis included in our proxy statements. Although the Committee may delegate its responsibilities to subcommittees, it has not done so.

The materials provided to the Committee annually in advance of its meetings include: detailed breakdowns of the total compensation of the named executive officers; the amount that our named executive officers realized in at least the previous five years pursuant to equity grants; the total amount of stock, stock options, restricted stock and RSUs held by each named executive officer (restricted stock and RSUs are collectively referred to in this proxy statement as “restricted equity”); and the other compensation information disclosed in this proxy statement. The Committee reviews these materials and Mr. Culver’s recommendations regarding the salaries and annual bonuses of our senior managers (other than his own salary and bonus).

The Committee has retained Frederic W. Cook & Co., a nationally recognized executive compensation consulting firm, to advise it. The Committee retains this compensation consultant to, among other things, help it determine that our executive compensation program provides appropriate compensation packages for our executive officers and that the components of compensation are structured in a manner that is both competitive and appropriate in light of the objectives set forth in the section titled “Compensation of Executive Officers — Compensation Discussion and Analysis — Objectives of our Executive Compensation Program” below. The scope of the compensation consultant’s retention varies, but typically includes providing reports comparing total compensation of our named executive officers to the amounts paid by a comparison group of public companies. These reports often cover our CEO, CFO and the next three highest paid executive officers. In providing its services to the Management Development, Nominating and Governance Committee, the compensation consultant regularly interacts with our senior management. The compensation consultant does not provide any other services to us.

The Committee also oversees the CEO succession planning process, and makes recommendations to the Board to fill open director and committee member positions. In addition, the Committee reviews our Corporate Governance Guidelines and oversees the Board’s self-evaluation process. Finally, the Committee identifies new director candidates through recommendations from Committee members, other Board members and our executive officers, and will consider candidates who are recommended by shareholders, as described below.

The Committee and the Board believe that a director nominee should have an inquiring and independent mind, sound and considered judgment, high standards of ethical conduct and integrity, and well-respected experience at senior levels of business, academia, government or other fields that will enable the Board to have access to a diverse body of talent and expertise relevant to our activities. The Committee and the Board also believe that a candidate’s other time commitments, anticipated tenure on the Board, and whether the candidate will enable the Board to continue to have a substantial majority of independent directors under the Corporate Governance Guidelines must be considered for each candidate.

Shareholders may recommend a candidate for director by submitting background information about the candidate, a description of his or her qualifications and the candidate’s consent to the recommendation. If the candidate is to be considered for nomination at the next annual shareholders meeting, the submission must be received by our corporate Secretary in writing no later than December 1 of the year preceding the meeting. Additional information on shareholder nominations is provided under “About the Meeting and Proxy Materials” in response to the question “What are the deadlines for submission of shareholder proposals for the next annual meeting?”

The Committee evaluates new director candidates under the criteria described above, as well as other factors the Committee deems relevant, through background reviews, input from others members of the Board and our executive officers, and personal interviews with the candidate. The Committee will evaluate any director candidates recommended by shareholders using the same process. In determining whether to recommend current Board members as nominees for re-election to the Board, the Committee reviews the directors’ Board performance and solicits feedback about the directors from other Board members.

Compensation Committee Interlocks and Insider Participation

Messrs. Jastrow (Chairman), Hagerty and Muma served on the Management Development, Nominating and Governance Committee during 2007. No member of the Management Development, Nominating and Governance Committee during 2007 (1) has ever been one of our officers or employees nor (2) had any relationship with us during 2007 that would require disclosure under Item 404 of the SEC’s Regulation S-K.

During 2007, none of our executive officers served as a director or member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of any other entity, one of whose executive officers is or has been a director of ours or a member of our Management Development, Nominating and Governance Committee.

Risk Management Committee

The members of the Risk Management Committee are Dr. Case (Chairman) and Messrs. Abbott, Engelman and Nicolaisen. The Committee met four times in 2007. The Committee is responsible for overseeing management’s operation of our mortgage insurance business, including reviewing and evaluating with management the insurance programs, rates, underwriting guidelines and changes in market conditions affecting our business.

Securities Investment Committee

The members of the Securities Investment Committee are Messrs. Kearney (Chairman), Engelman and McIntosh. The Committee met four times in 2007. The Committee oversees management of our investment portfolio and the investment portfolios of our employee benefit plans. The Committee also makes recommendations to the Board regarding our capital management, including dividend policy, repurchase of shares and external funding.

Executive Committee

The Executive Committee provides an alternative to convening a meeting of the entire Board should a matter arise between Board meetings that requires Board authorization. The members of the Committee are Messrs. Culver (Chairman), Jastrow and Muma. The Committee did not meet in 2007 and did not meet in any of the four prior years. The Committee is established under our Bylaws and has all authority that the Board may exercise with the exception of certain matters that under the Wisconsin Business Corporations Law are reserved to the Board itself.

Compensation Of Directors

Under our Corporate Governance Guidelines, compensation of non-employee directors is reviewed periodically by the Management Development, Nominating and Governance Committee. Mr. Culver is our CEO and receives no additional compensation for service as a director and he is not eligible to participate in any of the following programs or plans.

Annual and Meeting Fees:  Non-employee directors are paid an annual retainer of $32,000, plus $3,000 for each Board meeting attended, and $2,000 for all Committee meetings attended on any one day. The Chairperson of the Audit Committee receives an additional $10,000 fee annually and Chairpersons of other Board committees receive an additional $5,000 fee annually. Non-Chairperson directors who are members of the Audit Committee receive an additional $5,000 fee annually. Subject to certain limits, we reimburse directors, and for meetings not held on our premises, their spouses, for travel, lodging and related expenses incurred in connection with attending Board and committee meetings.

Deferred Compensation Plan:  Non-employee directors may elect to defer payment of all or part of the annual and meeting fees until the director’s death, disability, termination of service as a director or to another date specified by the director. A director who participates in this plan may elect to have his or her deferred compensation account either credited quarterly with interest accrued at an annual rate equal to the six-month U.S. Treasury Bill rate determined at the closest preceding January 1 and July 1 of each year, or to have the fees deferred during a quarter translated into share units. Each share unit is equal in value to one share of our Common Stock and is ultimately distributed only in cash. If a director defers fees into share units, dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on our Common Stock.

Deposit Share Program:  Under the Deposit Share Program, which is offered to directors under our 2002 Stock Incentive Plan, a non-employee director may purchase shares of Common Stock from us at fair market value which are then held by us. The amount that may be used to purchase shares cannot exceed the director’s annual and meeting fees for the preceding year. We match each of these shares with one and one-half shares of restricted stock or, at the director’s option, RSUs. A director who deferred annual and meeting fees from the prior year into share units under the plan described above may reduce the amount needed to purchase Common Stock by the amount so deferred. For matching purposes, the amount so deferred is treated as if shares had been purchased and one and one-half shares of restricted stock or RSUs are awarded for each such share.

Since 2005, the restricted stock and RSUs awarded under the program vest one year after the award. Previously, vesting occurred on the third anniversary of the award unless a director chose a later date. Except for gifts to family members, the restricted stock may not be transferred prior to vesting; RSUs are not transferable. Shares that have not vested when a director leaves the Board are forfeited, except in the case of the director’s death or certain events specified in the agreement relating to the restricted stock and RSUs. The Management Development, Nominating and Governance Committee may waive the forfeiture. All shares of restricted stock and RSUs vest on the director’s death and will immediately become vested upon a change in control. RSUs that have vested are settled in Common Stock when the director is no longer a Board member. The director receives a cash payment equivalent to the dividend corresponding to the number of shares underlying the director’s RSUs outstanding on the record date for Common Stock dividends.

RSU Award Program:  Directors who are not our employees are awarded annually RSUs under the 2002 Stock Incentive Plan. In January 2006 and 2007 and February 2008, these directors were each awarded RSUs representing 850 shares of Common Stock. The RSUs vest on or about the first anniversary of the award date, or upon the earlier death of the director. RSUs that have vested will be settled in Common Stock when the director is no longer a Board member. The director receives a cash payment equivalent to the dividend corresponding to the number of shares underlying the director’s RSUs outstanding on the record date for Common Stock dividends.

Former Restricted Stock Plan:  Non-employee directors elected to the Board before 1997 were each awarded, on a one-time basis, 2,000 shares of Common Stock under our 1993 Restricted Stock Plan for Non-Employee Directors. The shares are restricted from transfer until the director ceases to be a director by reason of death, disability or retirement, and are forfeited if the director leaves the Board for another reason unless the forfeiture is waived by the plan administrator. In 1997, the Board decided that no new awards of Common Stock would be made under the plan.

Equity Ownership Guidelines:  The Management Development, Nominating and Governance Committee has adopted equity ownership guidelines for directors under which each member of the Board is expected to own our equity having a value equal to five times the annual fee for serving on the Board. See “— Annual and Meeting Fees.” Equity owned consists of shares owned outright by the director, restricted equity and all vested and unvested share units under the Deferred Compensation Plan described above. For purposes of the ownership guidelines, equity is valued using the average closing price during the year. Directors are expected to achieve the ownership guideline within five years after joining the Board. As of December 31, 2007, all directors met their required ownership under the guidelines.

Other:  We also pay premiums for directors and officers liability insurance under which the directors are insureds.

2007 DIRECTOR COMPENSATION

The following table shows the compensation paid to each person who was one of our directors in 2007. Mr. Culver, our CEO, is also a director but receives no compensation for service as a director.

	Fees Earned
	or Paid in	Stock
Name	Cash ($)(1)	Awards ($)(2)	Total ($)

James A. Abbott	100,000	142,261	242,261
Karl E. Case	102,000	155,010	257,010
David S. Engelman	100,000	150,315	250,315
Thomas M. Hagerty	93,000	146,941	239,941
Kenneth M. Jastrow	106,000	156,497	262,497
Daniel P. Kearney	129,000	184,856	313,856
Michael E. Lehman	129,000	54,793	183,793
William A. McIntosh	125,000	176,567	301,567
Leslie M. Muma	99,000	146,607	245,607
Donald T. Nicolaisen	100,000	62,217	162,217

(1)	Each of the following directors elected to defer all the fees shown in this column into share units as described under “Deferred Compensation Plan” above as follows: Mr. Case — 2,879 share units; Mr. Hagerty — 2,548 share units; Mr. Jastrow — 2,907 share units; Mr. Kearney — 3,600 share units; Mr. Muma — 2,734 share units and Mr. Nicolaisen — 2,792 share units.

(2)	The amounts shown in this column are the amounts that we recognized as a compensation expense under GAAP, except that in accordance with the SEC’s executive compensation disclosure rules and to avoid double-counting, we have excluded from this column the portion of the awards included in the column titled “Fees Earned or Paid in Cash” and summarized in footnote 1 that were expensed in 2007. See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2007 for information regarding the assumptions made in arriving at these amounts. Dividends are paid on all of these restricted shares and RSUs.

All of the compensation expense for stock awards that we recognized in 2007 resulted from stock expensed at values between $60.35 and $66.18 per share. The closing price of our stock at the end of the 2007 was $22.43.

In 2007, our directors were granted three types of equity awards. First, some directors elected to defer their cash fees in the manner described under “Deferred Compensation Plan” above. The awards that they received under such plan and the value of the awards are set forth in footnote 1 and the column titled “Fees Earned or Paid in Cash,” respectively. Second, each director was awarded RSUs representing 850 shares of Common Stock and with a value (as of the grant date) of $52,896 pursuant to our RSU Award Program described under “RSU Award Program” above. Finally, our directors were awarded restricted shares or RSUs granted pursuant to our Deposit Share Program as follows, with each of the values representing the value as of the grant date: Mr. Abbott — 1,491 RSUs valued at $89,982; Mr. Case — 1,615 shares of restricted stock valued at $97,465; Mr. Engelman — 1,540 shares of restricted stock valued at $92,939; Mr. Hagerty — 1,491 RSUs valued at $89,982; Mr. Jastrow — 1,615 RSUs valued at $97,465; Mr. Kearney — 2,086 RSUs valued at $125,890; Mr. McIntosh — 2,062 shares of restricted stock valued at $124,442; Mr. Muma — 1,491 RSUs valued at $89,982; and Mr. Nicolaisen — 273 RSUs valued at $16,476. The following directors purchased at fair market value shares of our Common Stock under the Deposit Share Program in order to receive an award of restricted stock: Mr. Abbott — 994 shares for $59,988; Mr. Engelman — 1,027 shares for $61,979; Mr. McIntosh — 1,375 shares for $82,981; and Mr. Nicolaisen — 182 shares for $10,984.

At December 31, 2007, the outstanding stock awards to our directors that have either not vested or have vested but have not been released were: Mr. Abbott — 5,691; Mr. Case — 15,338; Mr. Engelman — 5,740;

Mr. Hagerty — 13,336; Mr. Jastrow — 29,915; Mr. Kearney — 19,161; Mr. Lehman — 3,571; Mr. McIntosh — 6,262; Mr. Muma — 20,677; and Mr. Nicolaisen — 3,924.

Compensation Of Executive Officers

Compensation Discussion and Analysis

This compensation discussion and analysis, or “CD&A,” is intended to provide information about our compensation objectives and policies for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers that will place in perspective the information contained in the compensation and related tables that follow this discussion. This CD&A refers to the Management Development, Nominating and Governance Committee, which oversees our executive compensation program, as the “Committee.” Also, our chief executive officer, chief financial officer and the three other most highly compensated executive officers are collectively referred to as the “named executive officers.” The terms “we” and “our” mean the Company.

Objectives of our Executive Compensation Program

Over the years, our executive compensation program has been based on the following objectives.

•	We want a strong link between compensation and performance, by the Company and by individual executives.

•	We want a substantial portion of total compensation (which is base salary, annual bonus and longer-term incentives) to be in the form of equity.

•	We want pay opportunities to reflect market practices in the sense that our total compensation is at the market median.

•	We limit perquisites (perks) to avoid an entitlement mentality.

•	We pay retirement benefits only on current compensation (salary and annual bonus) and therefore do not include longer-term incentives that can result in substantial increases in pension value.

How did the compensation we paid to our named executive officers for 2007 reflect these objectives?

•	“We want a strong link between compensation and performance, by the Company and by individual executives.”

The Company’s net loss was $1.670 billion in 2007 compared to net income of $564.7 million in 2006. The Committee decided to pay bonuses for 2007 to officers of the Company, including the named executive officers, of approximately 25% of the amount paid to this group for 2006. The Committee reduced the bonuses for 2007 paid to the CEO and two other named executive officers by 75% from their bonuses for 2006, reduced the bonus of another named executive officer by 72.5% and reduced the bonus of the other named executive officer by 70%. The Committee decided to pay bonuses for 2007 to recognize the significant contribution made by the named executive officers and other officers in connection with the proposed merger with Radian Group Inc. and because their work achieved the Company’s objectives in entering the merger agreement in February 2007, planning for the integration of the two companies and terminating the merger in September 2007, when market conditions had changed. The Committee believed these factors warranted bonuses at this level even though the Company did not meet certain of the financial goals (involving net income and return on equity) that the Committee had approved in January 2007. These goals are discussed under “- Annual Bonus” below.

Our 2007 financial statement expenses include 11 months of vesting for the restricted stock that vested in early 2008. The only restricted stock that vested in early 2008 was attributable to bonuses for 2004 and 2006 (the named executive officers had elected to take this portion of the bonus in restricted stock and have it paid over time), and to time vested shares granted in 2005. The average value of this restricted stock at vesting had declined by 74% compared to its value when it was awarded. There were no expenses in our 2007 financial statements for any restricted stock that was scheduled to vest in early 2008 but did not. There was no vesting in early 2008 on account of our 2007 performance for any restricted stock granted since 2003 that was scheduled to vest based on the achievement of any earnings per share goals. There was also no vesting in early 2008 for any restricted stock granted in 2006 and 2007 that was scheduled to vest based on the achievement of return on equity goals.

The options that vested in early 2008 had an average exercise price of $56.59 per share. At vesting, the price of our stock (averaged to reflect the different vesting dates) was $16.56.

•	“We want a substantial portion of total compensation (which is base salary, annual bonus and longer-term incentives) to be in the form of equity.”

On average for the named executive officers, restricted equity awarded in January 2007 had a value at the time of the award (assuming all of such equity would vest) of about 80% of the executive’s total compensation for 2007. Over the years, this compensation objective had a substantial effect on our named executive officers, including through the decrease in the value of their restricted equity and stock options. The following table shows the decrease, from January 29, 2007 to January 29, 2008, in value of the restricted equity and stock options that they owned on January 29, 2007, the day after the last vesting in 2007 occurred:

	Value as of January 29(1)
	2007(2)	2008(3)

Curt Culver	$17,911,309	$3,456,129
J. Michael Lauer	$5,968,036	$1,148,156
Patrick Sinks	$6,799,064	$1,758,081
Lawrence Pierzchalski	$5,962,813	$1,146,616
Jeffrey Lane	$4,617,370	$1,086,277

(1)	Value of options is the difference between the market price and the exercise price on the relevant date; the value of restricted stock is the market price on the relevant date. The market price is the closing price on the New York Stock Exchange.

(2)	Includes all restricted equity and options owned by each executive officer.

(3)	To simplify the comparison between January 29, 2007 and January 29, 2008, includes all stock options and restricted equity owned as of January 29, 2007 minus restricted equity forfeited on February 15, 2008 (which effectively had no value as of January 29, 2008). As a result, this column includes the value of shares withheld to pay income taxes prior to January 29, 2008.

•	“We want pay opportunities to reflect market practices in the sense that our total compensation is at the market median.”

A discussion of the benchmarking we did is contained under “- Benchmarking” below.

•	“We limit perquisites (perks) to avoid an entitlement mentality.”

Our perks remained limited in 2007 and are discussed under “Components of our Executive Compensation Program — Perquisites” below.

•	“We pay retirement benefits only on current compensation (salary and annual bonus) and therefore do not include longer-term incentives that can result in substantial increases in pension value.”

Our retirement benefits met this objective in 2007 and are discussed under “- Pension Plan” below.

Benchmarking

To provide a framework for evaluating compensation levels against market practices, the Committee’s compensation consultant periodically provides information from SEC filings for a comparison group of publicly traded companies and we periodically review various published compensation surveys. For a number of years the independent compensation consultant to the Committee has been Frederic W. Cook & Co., which we refer to as FWC. Aside from its role as the Committee’s independent consultant, FWC provides no services to the Company.

In October 2006, FWC provided the Committee with a report on the primary components of our executive compensation program (base salary, annual bonus and longer-term incentives). The October 2006 report analyzed our compensation program against a comparison group of companies. The comparison companies were the ones that had been used in a report to the Committee prepared by FWC in October 2004, other than the elimination of companies that were acquired since the October 2004 report. The comparison companies were jointly selected by FWC and management, and approved by the Committee.

The comparison group used in the October 2006 report consisted of the following companies:

ACE Limited	Ambac Financial Group	Chubb Corp.
CNA Financial Corp.	Comerica Incorporated	Countrywide Financial Corp.
Fidelity National Financial	First American Corp.	Genworth Financial Inc.
Lincoln National Corp.	M & T Bank Corp.	MBIA Inc.
Old Republic Intl Corp.	PMI Group Inc.	PNC Financial Services Group Inc.
Principal Financial Group Inc.	Radian Group Inc.	Safeco Corp.
Sovereign Bancorp Inc.	Synovus Financial Corp.	Webster Financial Corp.

The analysis of our executive compensation by FWC in 2006 involved the overall comparison group as well as a subgroup comprised of five companies — Ambac, MBIA, Old Republic International, PMI Group and Radian Group, which we refer to as the surety comparison group and are either our direct competitors or are financial guaranty insurers.

The companies in our overall comparison group include our direct competitors, financial guaranty insurers and other financial services companies that are believed to be potential competitors for executive talent. Market capitalization was used as a proxy for the complexity of the operations of the companies in the overall comparison group to help determine whether they were appropriate benchmarks. Between the October 2004 report and the October 2006 report, our market capitalization decreased while the median market capitalization of the overall comparison group and the surety comparison group increased. Our market capitalization in the October 2006 report was approximately at the 25th percentile of the overall comparison group and was somewhat higher than the median of the surety comparison group.

The October 2006 report concluded that our total compensation for executive officers was at market (median) levels. The Committee had made significant changes to our executive compensation program in 2005 (increasing bonus opportunities and awards of restricted stock) to respond to the conclusions of the October 2004 report (which was consistent with the findings of similar reports completed in prior years) that total compensation for our executive officers was substantially below the median of the overall comparison group. The October 2006 report found that our CEO’s total compensation was consistent with the medians for the overall comparison group and the surety comparison group, and that the total compensation of the other named executive officers was below the median of the overall comparison group and above the median of the surety comparison group. Even though our market capitalization was lower than the median market capitalization of the overall comparison group, the Committee did not believe it was appropriate to change the design of a program that had been only recently developed, especially when our market capitalization still exceeded the market capitalization of the surety comparison group. As a result, the Committee did not make any changes for 2007 to the design of our executive compensation program in response to the October 2006 report.

In July 2007, in connection with our then proposed merger with Radian Group Inc., FWC provided another report to the Committee covering the compensation of our named executive officers. This report used the same overall comparison group and the same surety comparison group and concluded that in the context of the proposed merger no significant adjustments to our compensation program for our named executive officers were needed.

Components of our Executive Compensation Program

Longer-Term Restricted Equity

Our executive compensation program is designed to make grants of restricted equity the largest portion of total compensation of our named executive officers. We emphasize this component of our executive compensation program because it aligns executives’ interests with those of shareholders, and links compensation to performance through stock price and, for about 57% of grants made in recent years, achievement of corporate performance goals related to EPS.

In 2007, we awarded restricted equity that vests based on achievement of a performance goal related to EPS (which we refer to as EPS-vested awards) as well as restricted equity that vests based on continued employment and the satisfaction of an ROE target of 1% (which we refer to as service and ROE-vested awards). See footnote 5 to the 2007 Grants of Plan-Based Awards table below for a description of the vesting of the awards subject to EPS goals, as well as the five-year EPS goal established by the Committee in 2007. EPS-vested restricted equity awarded in 2007 is not entitled to receive dividends. Service and ROE-vested awards are entitled to receive dividends.

In view of our net loss for 2007, none of the EPS-vested stock and ROE-vested stock awards granted in 2007 vested on their scheduled vesting date in February 2008. Equivalent awards made in 2006 that were scheduled to vest in January 2008 also did not vest nor was there any vesting in January 2008 for EPS-vested awards made in 2003, 2004 and 2005. The portion of the service and ROE-vested awards made in 2006 and 2007 that did not vest have been forfeited. The portion of the 2003 EPS-vested award that did not vest has also been forfeited. The portion of the 2004 - 2007 EPS-vested awards that did not vest in February 2008 is eligible to vest in the future but we believe it is likely that a substantial amount of these awards will never vest and will be forfeited.

Annual Bonus

Annual bonuses are the next most significant portion of compensation because all of our named executive officers have maximum bonus potentials that substantially exceed their base salaries (three times base salary in the case of the CEO and two and one-quarter times base salary in the case of the other named executive officers). We have weighted bonus potentials more heavily than base salaries because bonuses are more directly linked to company and individual performance.

Our bonus framework for 2007 provided that bonuses would be determined in the discretion of the Committee taking account of, among other things, our ROE, pre-established financial goals, the business environment in which we operated and individual officer performance. The Committee believes that a discretionary bonus plan is appropriate because objective, short-term financial measures may not fully reflect the underlying reasons for our performance and will not reflect individual officer performance. We also had a formula based on pre-tax earnings that establishes a maximum bonus for executive officers under this bonus framework. This formula is described under “— Summary of Selected Components of our Executive Compensation Program — Annual Bonus” below.

In awarding bonuses for the last several years, the Committee considered our ROE and pre-established financial goals given its view that there should be a strong link between our performance and compensation. Our 2007 financial goals and 2007 performance were:

	2007 Goal	2007 Results

Net income (loss)	$528 million	$(1.670 billion)
ROE	12.0%	(42.2)%
Estimated market share for insurance written through the flow channel	23.0%	24.1%
Cash flow before financing activities	$420 million	$756 million
Operating expenses	$322 million	$315 million
Primary new insurance written	$66 billion	$77 billion
Primary insurance in force	$190.5 billion	$211.7 billion

The Committee determined it would weight subjective factors heavily in determining bonuses for 2007 and that it would not use the results of the formula to determine the maximum bonus payable to named executive officers because the formula would result in no bonuses being paid. The Committee approved a bonus pool for the named executive officers and other officers of the company that was approximately 25% of the bonus pool paid to this group for 2006. It asked Mr. Culver to give the Committee a schedule of how the pool should be allocated to each bonus recipient, which the Committee reviewed and approved. The CEO and two other named executive officers received bonuses for 2007 at 25% of the amount of their bonuses for 2006, another named executive officer received bonuses for 2007 at 27.5% of his 2006 bonus and the other named executive officer received bonuses for 2007 at 30% of his bonus. The Committee decided to pay bonuses for 2007 to recognize the significant contribution made by the named executive officers and other officers in connection with the proposed merger with Radian Group Inc. and because their work achieved the Company’s objectives in entering the merger agreement in February 2007, planning for the integration of the two companies and terminating the merger in September 2007, when market conditions had changed.

For a number of years, all of our officers have been able to elect to receive restricted stock vesting in one year through continued employment for up to one-third of their bonus amounts (base restricted stock). If base restricted stock is elected, the executive officer will be awarded one and one-half shares of restricted stock vesting in three years, subject to continued employment, for each share of base restricted stock. Elections to receive restricted stock are made in the year before the year in which the bonus is awarded. Officers were not given the opportunity to make an election in 2007 because at the time management did not anticipate that any bonuses would be paid for 2007. As a result, no restricted stock was issued in connection with the bonuses for 2007.

Base Salary

Our philosophy is to target base salary range midpoints for our executive officers near the median levels compared to their counterparts at a comparison group of companies. In general, any change to Mr. Culver’s salary is based upon the Committee’s subjective evaluation of Mr. Culver’s performance, as well as the evaluation of each director who is not on the Committee. All of these evaluations are communicated to the Committee Chairman through a CEO evaluation survey completed by each director. The subjects covered by the evaluation included financial results, leadership, strategic planning, succession planning, external relationships and communications and relations with the Board. Each year, Mr. Culver recommends specific changes for our other named executive officers. These recommendations are based on his subjective evaluation of each executive officer’s performance, including his perception of their contributions to the Company. Based on Mr. Culver’s recommendations, subject to any independent judgment by the Committee regarding the officer’s performance (both the Committee and the Board have regular contact not only with the CEO, but also with each of the other named executive officers) the Committee approves changes in salaries for these officers.

In January 2007, Mr. Culver’s annual base salary was increased to $830,000 from $800,000 and our other named executive officers’ salaries were also increased by approximately 4%. These salary increases were consistent with salary increases given to our employees generally.

Pension Plan

Our executive compensation program includes a qualified pension plan and a supplemental executive retirement plan. These plans are offered because we believe that they are an important element of a competitive compensation program. We also offer a 401(k) plan to which we make contributions.

Perquisites

The perks we provide total less than $10,000 for each of our named executive officers. The perks are club dues and expenses, the cost of an annual or bi-annual medical examination, a covered parking space at our headquarters and aircraft travel, accommodation and related expenses of family members who accompany executives to business-related events at which they are not expected to attend. We believe our perks are very modest compared to what we perceive has been common past practice for larger companies.

Tax Deductibility Limit

Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1 million paid during a year to any of the executive officers named in the Summary Compensation Table for that year is not deductible. Had any named executive officer exercised any stock options in 2007, the deduction for compensation arising from the exercise of stock options should not have been subject to such limit. A portion of Mr. Culver’s bonus for 2007 was non-deductible as a result of the application of Section 162(m). The Committee took this fact into account in determining the amount of the bonus, and concluded that the effect on the Company of the lost deduction was immaterial.

Stock Ownership by Officers

Beginning with awards of restricted equity made in January 2007, restricted equity awarded to our officers who are required to report to the SEC their transactions in our securities (this group consists of our executive officers, including the named executive officers, our chief accounting officer, chief investment officer and chief information officer) must not be sold for one year after vesting. Shares received on exercise of the last stock options granted (in January 2004) also must not be sold for one year after exercise. The number of shares that must not be sold is the lower of 25% of the shares that vested (or in the case of this option, 25% of the shares for which the option was exercised) and 50% of the shares that were received after taking account of shares withheld to cover taxes. The holding period ends before one year if the officer is no longer required to report transactions to the SEC. The holding period does not apply to involuntary transactions, such as would occur in a merger, and for certain other dispositions.

We have stock ownership guidelines for executive officers. Stock ownership under these guidelines is a multiple of the executive’s base salary. For our CEO, the stock ownership guideline is five times base salary. For the other named executive officers, the guideline is four times base salary and for other executive officers, the guideline is three times base salary. During 2007, stock owned consisted of shares owned outright by the executive (including shares in the executive’s account in our 401(k) plan and unvested restricted stock and RSUs) and the difference between the market value of stock underlying vested stock options and the exercise price of those options. For purposes of the ownership guidelines, equity is valued using the average closing price during the year. As of December 31, 2007, each of the named executive officers met these stock ownership guidelines. While we have no policies on hedging economic risk, we strongly discourage so-called 10b5-1 plans, which make lawful sales of our equity securities by executive officers if one or more predefined parameters are satisfied even when at the time of the sale the insider is aware of unfavorable material non-public information.

Change in Control Provisions

Each of our named executive officers is a party to a Key Executive Employment and Severance Agreement with us (a KEESA) described in the section titled “Potential Payments Upon Termination or Change-in-Control — Change in Control Agreements” below. No executive officer has an employment or severance agreement, other than these agreements. Our KEESAs provide for the payment of the lump sum termination payment only after both a change in control and a specified employment termination (a “double trigger” agreement). We adopted this approach, rather than providing for such payment after a change in control and a voluntary employment termination by the executive (a “single trigger” agreement), because we believe that double trigger agreements provide executives with adequate employment protection and reduce the potential costs associated with these agreements to an acquirer.

The KEESAs and our equity award agreements provide that all restricted equity and unvested stock options become fully vested at the date of a change in control. Once vested, a holder of an award is entitled to retain it even if he voluntarily leaves employment (although a vested stock option may expire because of employment termination as soon as 30 days after employment ends).

Other

Under the Committee’s “clawback” policy the Company shall seek to recover, to the extent the Committee deems appropriate, from any executive officer and the chief accounting officer, certain incentive compensation if a subsequent financial restatement shows that such compensation should not have been paid. The clawback policy applies to restricted equity that vests upon the achievement of a Company performance target. As an alternative to seeking recovery, the Committee may require the forfeiture of future compensation. Beginning in January 2007, our restricted stock agreements require, to the extent the Committee deems appropriate, our executive officers to repay the difference between the amount of after-tax income that was originally recognized from restricted equity that vested based on achievement of a performance goal related to EPS and the amount that would have been recognized had the restatement been in effect, plus the value of any tax deduction on account of the repayment.

The Committee has not adjusted executive officers’ future compensation based upon amounts realized pursuant to previous equity awards.

The Committee’s practice for many years has been to make equity awards and approve new salaries and bonuses at its meeting in late January, which has followed our traditional early to mid-January announcement of earnings for the prior year. Consistent with this practice, the Committee made equity awards in 2008 in late February after our mid-February earnings announcement.

Compensation Committee Report

Among its other duties, the Management Development, Nominating and Governance Committee assists the oversight by the Board of Directors of MGIC Investment Corporation’s executive compensation program, including approving corporate goals relating to compensation for the CEO and senior managers, evaluating the performance of the CEO and determining the CEO’s annual compensation and approving compensation for MGIC Investment Corporation’s other senior executives.

The Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in MGIC Investment Corporation’s proxy statement for its 2008 Annual Meeting of Shareholders and its Annual Report on Form 10-K for the year ended December 31, 2007.

Members of the Management Development, Nominating and Governance Committee:

Kenneth M. Jastrow, II, Chairman
Thomas M. Hagerty
Leslie M. Muma

Compensation And Related Tables

The following tables provide information about the compensation of our named executive officers.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned by or paid to our named executive officers in 2006 and 2007. Following the table is a summary of selected components of our executive compensation program. Other tables that follow provide more detail about the specific types of compensation.

						Change in
						Pension
						Value and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other	Total
Name and Principal		Salary	Bonus	Awards	Awards	Earnings	Compensation	Compensation
Position	Year	$	$(1)	$(2)	$(2)	$(3)	$(4)	$

Curt Culver	2007	821,923	480,000	1,116,178	611,066	416,459	6,100	3,451,726
Chairman and Chief Executive Officer	2006	786,539	1,920,000	2,723,295	1,238,523	531,686	12,600	7,212,643
J. Michael Lauer	2007	421,692	202,950	292,052	206,009	157,944	6,100	1,286,747
Executive Vice President and Chief Financial Officer	2006	401,385	738,000	1,374,783 (5)	415,161	254,417	12,600	3,196,346
Patrick Sinks	2007	479,615	209,250	494,493	234,964	134,099	6,100	1,558,521
President and Chief Operating Officer	2006	455,385	837,000	1,302,106	339,541	170,072	12,600	3,116,704
Lawrence	2007	411,692	180,000	404,377	206,009	165,109	6,100	1,373,287
Pierzchalski	2006	392,192	720,000	952,112	415,161	234,364	12,600	2,726,429
Executive Vice President — Risk Management
Jeffrey Lane	2007	349,500	183,600	360,529	206,009	195,136	6,100	1,300,874
Executive Vice President and General Counsel	2006	330,039	612,000	900,740	415,161	222,923	12,600	2,493,463

(1)	For 2006, each of our named executive officers elected to receive restricted stock in lieu of cash for one-third of the amount shown as follows: Mr. Culver received 10,274 shares in lieu of $639,351; Mr. Lauer received 3,949 shares in lieu of $245,746; Mr. Sinks received 4,478 shares in lieu of $278,666; Mr. Pierzchalski received 3,852 shares in lieu of $239,710; and Mr. Lane received 3,274 shares in lieu of $203,741. The remaining amounts for 2006 were received in cash. The restricted stock vests in one year through continued service. In accordance with the rules of the SEC, though this restricted stock was based upon the bonus paid for 2006, it is shown in the “2007 Grants of Plan-Based Awards” table below because it was granted in January 2007. See “Summary of Selected Components of our Executive Compensation Program — Annual Bonus” below and “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Annual Bonus” above for a discussion of our bonus deferral program. None of our employees were given the option to defer any portion of their bonuses for 2007.

(2)	The amounts shown in this column are the amounts that we recognized as a compensation expense under GAAP, except that in accordance with the rules of the SEC, these figures do not include estimates of forfeitures related to service-based vesting conditions. Also, for the portion of bonus awards for which an officer has elected to receive restricted stock, we expense half of this portion of the award in the year in which the restricted grant is made and the other half in the prior year. In accordance with the SEC’s executive compensation disclosure rules and to avoid double-counting of awards, this column excludes the expense for (a) the portion of the awards included in the column titled “Bonus” that are summarized in footnote 1 and (b) the comparable portion of the bonus awards for 2005 for which restricted stock was received. See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2007 for information regarding the assumptions made in arriving at the amounts included in this column. The amount shown in the “Option Awards” column is attributable to options granted in and prior to 2004, the last year in which we granted options.

Virtually all of the compensation expense for restricted stock and stock options that we recognized in 2007 resulted from restricted stock and stock options that vested in early 2008. The restricted stock was expensed at values of between $62.23 and $64.68 per share and the options have exercise prices of between $43.70 and $68.20. The closing price of our stock at the end of 2007 was $22.43.

(3)	The amounts shown in this column reflect the change in present value of accumulated pension benefits during such year pursuant to our Pension Plan and our Supplemental Executive Retirement Plan when retirement benefits are also provided under that Plan. See “Summary of Selected Components of our Executive Compensation Program — Pension Plan” below for a summary of these plans. The change shown in this column is the difference between (a) the present value of the annual pension payments that the named executive officer would be entitled to receive beginning at age 62 and continuing for his life expectancy determined at the end of the year shown and by assuming that the officer’s employment with us ended on the last day of that year shown and (b) the same calculation done as if the officer’s employment had ended one year earlier. There is a change between years principally because the officer is one year closer to the receipt of the pension payments, which means the present value is higher, and the annual pension payment is higher due to the additional benefit earned because of one more year of employment. See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2007 for additional information regarding the assumptions made in arriving at these amounts.

(4)	The amounts shown in this column for each named officer consist of our matching 401(k) contributions of $1,600 for each year and discretionary contributions of the remaining amount. Total perks for any named executive officer did not exceed $10,000. The perks we provide are discussed in “Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Perquisites.”

(5)	In general, our restricted equity awards are forfeited upon a termination of employment, other than as a result of the officer’s death (in which case the entire award vests). If employment termination occurs after age 62 for an officer who has been employed for at least seven years, these shares (other than matching shares granted pursuant to our annual bonus deferral plan) will continue to vest if the officer enters into a non-competition agreement with us and, beginning with grants made in 2007, provides one year of service subsequent to the grant date. Mr. Lauer became eligible for this continued vesting in 2006. As a result, the amount for Mr. Lauer includes $427,858 in accelerated expense in 2006 related to his right to receive or retain certain awards was no longer contingent on satisfying the vesting conditions of those awards. There is no corresponding acceleration for 2007 because Mr. Lauer did not, in 2007, receive any awards contingent only upon his continued service and the expense associated with such awards made in prior years was accelerated in 2006.

Summary of Selected Components of our Executive Compensation Program

The following is a description of our annual bonus program and pension plan. This discussion supplements the discussion included in the section titled “Compensation Discussion and Analysis” above.

Annual Bonus

Our bonus framework for 2006 and 2007 provided that bonuses will be determined in the discretion of the Management Development, Nominating and Governance Committee taking account of:

•	the ROE criteria set forth below,

•	our actual financial and other results for the year compared to the goals presented to and approved by the Management Development, Nominating and Governance Committee in January of that year (see “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Annual Bonus” above for our 2007 performance goals and our actual 2007 performance),

•	the Management Development, Nominating and Governance Committee’s subjective analysis of the business environment in which we operated during the year,

•	the Management Development, Nominating and Governance Committee’s subjective evaluation of individual officer performance, and

•	the subjective recommendations of our CEO (except in regard to his own bonus).

The ROE criteria and related bonus opportunities (expressed as a multiple of base salary) were:

President and Executive
	CEO	Vice Presidents	Other Executive Officers
ROE	(Base Salary Multiple)(1)	(Base Salary Multiple)(1)	(Base Salary Multiple)(1)

=> 20%	3X	2.25X	1.8X
=>10% - <20%	>1 - <3X	>0.75 - <2.25X	>0.6 - <1.8X
5% - <10%	Up to 1 X	Up to 0.75X	Up to 0.6X
< 5%	0X	0X	0X

(1)	Interpolation between points is not necessarily linear.

During 2006 and 2007, we also had a formula under which the maximum annual bonus award under the bonus framework was 0.75% of the sum of MGIC’s pre-tax income, excluding extraordinary items and realized gains and the pre-tax contribution of MGIC’s joint ventures. As discussed in the Compensation Discussion and Analysis, the Committee determined that for 2007 it would not use the results of the formula because it would result in no bonuses being paid to the named executive officers for 2007.

Beginning with bonuses for 2001 performance, our executive officers could elect to receive restricted stock vesting in one year through continued employment for up to one-third of their bonus amounts (base restricted stock). If base restricted stock was elected, the executive officer was also awarded one and one-half shares of restricted stock vesting in three years through continued employment for each share of base restricted stock. The base restricted stock shares vest on or about the first anniversary of the grant date through continued employment and the matching shares vest on or about the third anniversary of the grant date through continued employment. Dividends are paid on these restricted shares prior to vesting. The matching restricted stock does not count against the bonus maximum in the ROE criteria table. The Management Development, Nominating and Governance Committee adopted the base and matching restricted stock portion of our executive compensation program to encourage senior executives to subject to equity risk compensation that would otherwise be paid in cash. Each of our named executive officers elected to receive one-third of his 2006 bonuses in restricted stock pursuant to this program. In accordance with the rules of the SEC, however, the Summary Compensation Table shows the amount of the foregone cash bonus that was paid in restricted stock in the column that shows bonuses paid in cash. Also, because the restricted stock awarded under this program related to 2006 bonuses was awarded in January 2007, it is shown in the 2007 Grants of Plan-Based Awards table. This program was not offered to officers for 2007 bonuses because at the time management did not anticipate that any bonuses would be paid for 2007.

Pension Plan

We maintain a Pension Plan for the benefit of substantially all of our employees and a Supplemental Executive Retirement Plan (Supplemental Plan) for designated employees, including executive officers. The Supplemental Plan provides benefits that cannot be provided by the Pension Plan because of limitations in the Internal Revenue Code on benefits that can be provided by a qualified pension plan, such as our Pension Plan.

Under the Pension Plan and the Supplemental Plan taken together, each executive officer earns an annual pension credit for each year of employment equal to 2% of the officer’s eligible compensation for that year. Eligible compensation is limited to salaries, commissions, wages, cash bonuses, the portion of cash bonuses deferred and converted to restricted equity bonuses (see “- Annual Bonus” above) and overtime pay. At retirement, the annual pension credits are added together to determine the employee’s accrued pension benefit.

However, the annual pension credits for service prior to 1998 for each employee with at least five years of vested service on January 1, 1998 will generally be equal to 2% of the employee’s average eligible compensation for the five years ended December 31, 1997. Eligible employees with credited service for employment prior to October 31, 1985 also receive a past service benefit, which is generally equal to the difference between the amount of pension the employee would have been entitled to receive for service prior to October 31, 1985 under the terms of a prior plan had such plan continued, and the amount the employee is actually entitled to receive under an annuity contract purchased when the prior plan was terminated. Retirement benefits vest on the basis of a graduated schedule over a seven-year period of service. Full pension benefits are payable upon retirement at or after age 65 (age 62 if the employee has completed at least seven years of service), and reduced benefits are payable beginning at age 55.

2007 GRANTS OF PLAN-BASED AWARDS

The following table shows the grants of plan based awards to our named executive officers in 2007.

							All Other Stock	Grant Date Fair
			Estimated Future Payouts Under				Awards: Number of	Value of Stock and
			Equity Incentive Plan Awards				Shares of	Option Awards
Name	Grant Date		Threshold (#)	Target (#)		Maximum (#)	Stock/Units (#)	($)(1)

Curt Culver	1/24/07	(2)					25,685	1,598,378
	1/24/07	(3)		24,000	(4)	24,000		1,493,520
	1/24/07	(5)		29,600	(6)	32,000		1,905,600
J. Michael Lauer	1/24/07	(2)					9,872	614,335
	1/24/07	(3)		8,100	(4)	8,100		504,063
	1/24/07	(5)		9,990	(6)	10,800		643,140
Patrick Sinks	1/24/07	(2)					11,195	696,665
	1/24/07	(3)		15,000	(4)	15,000		933,450
	1/24/07	(5)		18,500	(6)	20,000		1,191,000
Lawrence Pierzchalski	1/24/07	(2)					9,630	599,275
	1/24/07	(3)		8,100	(4)	8,100		504,063
	1/24/07	(5)		9,990	(6)	10,800		643,140
Jeffrey Lane	1/24/07	(2)					8,185	509,353
	1/24/07	(3)		8,100	(4)	8,100		504,063
	1/24/07	(5)		9,990	(6)	10,800		643,140

(1)	The grant date fair value is based on the New York Stock Exchange closing price on the day the award was granted. For awards that do not receive dividends, in accordance with FAS 123R, the grant date fair value is measured by reducing the grant date price by the present value of expected dividends paid during the vesting period. For equity incentive plan awards, the number of shares is the number included in the column titled “Maximum.” Using the 2007 year end closing price, each of the dollar values in this table would decrease by approximately 64%. There have been no stock options granted since 2004.

(2)	Restricted and matching shares awarded in connection with each officer’s election to defer a portion of the officer’s cash bonus for 2006. For each officer, the value of forty percent of the shares shown was, on the grant date, equal in value to the amount of the deferred bonus. See “- Summary of Selected Components of our Executive Compensation Program — Annual Bonus” and “— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Annual Bonus” for a description of our bonus deferral plan.

(3)	Annual grant of restricted shares, 20% of which vest on the February 10 following the first five anniversaries of the grant date, assuming continued employment and our meeting our ROE goal of 1% for the year prior to vesting. If the ROE goal is not met in any year, 20% of the shares are forfeited. Dividends are paid on these restricted shares prior to vesting or forfeiture. See “— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Longer-Term Restricted Equity” above.

(4)	Pursuant to rules adopted by the SEC, these amounts are based upon the assumption that our ROE goal of 1% will be met in 2007 through 2011. In fact, our 2007 ROE goal was not met and, as a result, 20% of these shares have already been forfeited.

(5)	Annual grant of RSUs, the vesting of which is dependent on our meeting a goal determined by our EPS. Partial vesting occurs on the February 10 following the first five anniversaries after the grant date, assuming that we have positive earnings in the previous year. Subject to a maximum aggregate vesting of 100% of the initial award, the percentage of each award that vests in a year equals our earnings per share in the previous year divided by the five-year EPS goal established by the Management Development, Nominating and Governance Committee when the award was granted. The five-year EPS goal applicable to these awards is $36.11. Shares that have not vested by the February 10 following the fifth anniversary of the grant date are forfeited. Dividends are not paid on these RSUs prior to vesting. See “— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Longer-Term Restricted Equity” above.

(6)	Pursuant to rules adopted by the SEC, these amounts are based upon the assumption that our EPS in 2007 through 2011 will be equal to our 2006 EPS. Using this formula, approximately 18.5% of the shares granted would vest in each of 2008 through 2012. In fact, our 2007 EPS was negative and, as a result, none of these shares vested in 2008.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table shows our named executive officers’ equity awards outstanding on December 31, 2007.

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan
									Equity	Awards:
									Incentive	Market
									Plan	or Payout
				Equity					Awards:	Value of
				Incentive				Market	Number of	Unearned
				Plan			Number of	Value of	Unearned	Shares,
				Awards:			Shares or	Shares or	Shares,	Units or
	Number of		Number of	Number			Units of	Units of	Units or	Other
	Securities		Securities	of Securities			Stock	Stock	Other	Rights
	Underlying		Underlying	Underlying			That	That	Rights	That
	Unexercised		Unexercised	Unexercised			Have	Have	That	Have
	Options		Options	Unearned	Option	Option	Not	Not	Have	Not
	Exercisable		Unexercisable	Options	Exercise	Expiration	Vested	Vested	Not	Vested
Name	(#)		(#)	(#)	Price ($)	Date	(#)	($)(1)	Vested (#)	($)(1)

Curt Culver	75,000	(2)			46.0625	5/5/09	63,948 (3)	1,434,354	131,936 (4)	2,959,324
	79,800			70,200 (5)	45.3750	1/26/10
	75,000	(6)			57.8800	1/24/11
	120,000	(7)			63.8000	1/23/12
	64,000	(8)	16,000		43.7000	1/22/13
	48,000	(9)	32,000		68.2000	1/28/14
J. Michael Lauer	25,000	(2)			46.0625	5/5/09	23,800 (3)	533,834	44,530 (4)	998,808
	26,600			23,400 (5)	45.3750	1/26/10
	25,000	(6)			57.8800	1/24/11
	40,000	(7)			63.8000	1/23/12
	21,600	(8)	5,400		43.7000	1/22/13
	16,200	(9)	10,800		68.2000	1/28/14
Patrick Sinks				11,700 (5)	45.3750	1/26/10	27,030 (3)	606,283	76,660 (4)	1,719,484
	20,000	(7)			63.8000	1/23/12
	4,000	(8)	4,000		43.7000	1/22/13
	24,000	(9)	16,000		68.2000	1/28/14
Lawrence Pierzchalski	25,000	(2)			46.0625	5/5/09	23,714 (3)	531,905	44,530 (4)	998,808
	26,600			23,400 (5)	45.3750	1/26/10
	25,000	(6)			57.8800	1/24/11
	40,000	(7)			63.8000	1/23/12
	21,600	(8)	5,400		43.7000	1/22/13
	16,200	(9)	10,800		68.2000	1/28/14
Jeffrey Lane				17,550 (5)	45.3750	1/26/10	20,345 (3)	456,338	44,530 (4)	998,808
	25,000	(6)			57.8800	1/24/11
	40,000	(7)			63.8000	1/23/12
	5,400	(8)	5,400		43.7000	1/22/13
	16,200	(9)	10,800		68.2000	1/28/14

(1)	Based on the closing price of $22.43 for the Common Stock on the New York Stock Exchange at year-end 2007.

(2)	One-fifth of these options vested on May 5 of each of the five years beginning in 2000.

(3)	Includes unvested restricted shares (or, in the case of Mr. Culver, RSUs) granted on January 26, 2005, which vest ratably on each January 26 from 2008 through 2010 assuming continued employment. See “— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Longer-Term Restricted Equity” above.

Also includes the number of unvested restricted shares awarded in connection with officer’s election to defer a portion of his annual cash bonus for 2004, 2005 and 2006 in the amounts set forth in the following table. See “— Summary of Selected Components of our Executive Compensation Program — Annual Bonus” above for a discussion of the terms of these grants.

	Base Restricted
	Stock Vesting on	Matching Shares	Matching Shares	Matching Shares
Name	1/24/08	Vesting on 1/26/08	Vesting on 1/25/09	Vesting on 1/24/10

Curt Culver	10,274	9,094	14,769	15,411
J. Michael Lauer	3,949	3,493	5,575	5,923
Patrick Sinks	4,478	3,252	5,383	6,717
Lawrence Pierzchalski	3,852	3,409	5,815	5,778
Jeffrey Lane	3,274	2,832	4,468	4,911

(4)	Includes restricted shares, 20% of which vest on or about each of the first five anniversaries of the grant date, assuming continued employment and our meeting our ROE goal of 1% for the year prior to vesting. Pursuant to the rules of the SEC, the entire amount of these awards is included, even though 20% of each such award has been forfeited because we did not meet our ROE goal in 2007.

Also includes the number of restricted shares or RSUs, the vesting of which is dependent upon our meeting a goal determined by our EPS, as described in footnote 5 to the 2007 Grants of Plan-Based Awards table above. Pursuant to rules adopted by the SEC, the amounts for these shares shown in the table are based upon the assumption that our EPS in 2007 through 2011 will be equal to our 2006 EPS. The amount of shares, using this assumption, and the initial grant date for each of our officers is listed in the following table.

	Grant Date
Name	1/22/03	1/28/04	1/26/05	1/25/06	1/24/07

Curt Culver	6,112	10,016	18,048	24,960	29,600
J. Michael Lauer	2,063	3,381	6,092	8,424	9,990
Patrick Sinks	1,528	5,008	9,024	15,600	18,500
Lawrence Pierzchalski	2,063	3,381	6,092	8,424	9,990
Jeffrey Lane	2,063	3,381	6,092	8,424	9,990

See “— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Longer-Term Restricted Equity” above.

(5)	Represents the unvested portion of this option (47% of the original grant) which did not vest by January 2005 as a result of the failure to meet a goal determined by our EPS. The unvested portion is scheduled to vest on January 26, 2009, assuming continued employment.

(6)	One-fifth of the options originally granted vested on January 24 of each of the five years beginning in 2002.

(7)	One-fifth of the options originally granted vested on January 23 of each of the five years beginning in 2003.

(8)	One-fifth of the options originally granted vest on January 22 of each of the five years beginning in 2004, assuming continued service.

(9)	One-fifth of the options originally granted vest on January 28 of each of the five years beginning in 2005, assuming continued service.

2007 OPTION EXERCISES AND STOCK VESTED

The following table shows the option exercise and stock vesting of grants of plan based awards to our named executive officers in 2007.

	Stock Awards
	Number of		Value Realized on
	Shares Acquired on		Vesting
Name	Vesting (#)		($)(1)

Curt Culver	51,126	(2)	3,149,946	(2)
J. Michael Lauer	17,988		1,108,333
Patrick Sinks	23,440		1,443,972
Lawrence Pierzchalski	18,142		1,117,923
Jeffrey Lane	16,859		1,038,521

(1)	Value realized is the market value at the close of business on the date immediately preceding the vesting date. None of our named executive officers sold any shares in 2007, though some shares that vested were withheld to pay taxes due as a result of the vesting of the shares. Using the 2007 year end closing price, each of the dollar values in this table would be decreased by approximately 64%.

(2)	Includes 4,800 RSUs, valued at $292,176, which vested during 2007, but which Mr. Culver will not receive until six months after he retires.

PENSION BENEFITS AT 2007 FISCAL YEAR-END

The following table shows the present value of accrued pension plan benefits for our named executive officers as of December 31, 2007.

		Number of
		Years	Present Value of
		Credited	Accumulated Benefit
Name	Plan Name(1)	Service (#)	($)(2)

Curt Culver	Qualified Pension Plan	25.2	1,353,785
	Supplemental Executive Retirement Plan	25.2	1,678,338
J. Michael Lauer	Qualified Pension Plan	18.8	1,956,225
	Supplemental Executive Retirement Plan	18.8	263,001
Patrick Sinks	Qualified Pension Plan	29.4	787,926
	Supplemental Executive Retirement Plan	29.4	124,004
Lawrence Pierzchalski	Qualified Pension Plan	25.7	1,318,724
	Supplemental Executive Retirement Plan	25.7	180,026
Jeffrey Lane	Qualified Pension Plan	11.3	1,266,506	(3)
	Supplemental Executive Retirement Plan	11.3	134,959

(1)	See “— Summary of Selected Components of our Executive Compensation Program — Pension Plan” above for a summary of these plans.

(2)	The amount shown is the present value of the annual pension payments that the named executive officer would be entitled to receive beginning at age 62 (which is the earliest age that unreduced benefits under Qualified Pension Plan and Supplemental Executive Retirement Plan may be received) and continuing for his life expectancy determined at the end of 2007 and by assuming that the officer’s employment with us ended on the last day of that year. See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2007 for assumptions used to calculate the present value of benefits under these plans.

(3)	Includes an annual benefit of $34,000 credited to Mr. Lane as part of his initial employment. This amount represents $311,388 of the present value of Mr. Lane’s benefits.

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the estimated value of payments to each of the named executive officers assuming the triggering event or events indicated occurred on December 31, 2007.

						Value of
						Restricted	Value of
						Equity and	Restricted
						Stock Options	Equity and
						That Will Vest	Stock Options	Value of
					Excise Tax	on an	Eligible for	Other
			Cash		Gross-up	Accelerated	Continued	Benefits
Name	Termination Scenario	Total ($)	Payment ($)		($)(1)	Basis ($)(2)	Vesting ($)(2)	($)(3)

Curt Culver	Change in control with qualifying termination(4)	10,313,119	5,633,152	(5)	—	4,560,916	—	119,051

	Change in control without qualifying termination(4)	4,560,916	—		—	4,560,916	—	—

	Death	4,560,916	—		—	4,560,916	—	—

	Disability	344,671	344,671	(6)	—	—	—	—

J. Michael Lauer	Change in control with qualifying termination(4)	4,064,884	2,398,128	(5)	—	1,589,098	—	77,658

	Change in control without qualifying termination(4)	1,589,098	—		—	1,589,098	—	—

	Retirement	740,347	—		—	—	740,347	—

	Death	1,589,098	—		—	1,589,098	—	—

Patrick Sinks	Change in control with qualifying termination(4)	6,706,156	2,715,304	(5)	1,494,169	2,394,492	—	102,191

	Change in control without qualifying termination(4)	2,394,492	—		—	2,394,492	—	—

	Death	2,394,492	—		—	2,394,492	—	—

Lawrence Pierzchalski	Change in control with qualifying termination(4)	4,021,156	2,343,016	(5)	—	1,587,169	—	90,971

	Change in control without qualifying termination(4)	1,587,169	—		—	1,587,169	—	—

	Death	1,587,169	—		—	1,587,169	—	—

Jeffrey Lane	Change in control with qualifying termination(4)	3,596,033	1,991,536	(5)	—	1,511,603	—	92,894

	Change in control without qualifying termination(4)	1,511,603	—		—	1,511,603	—	—

	Death	1,511,603	—		—	1,511,603	—	—

(1)	Lump sum payable within 5 days after the amount is determined. Estimated gross-up is not reduced for payments that we may be able to prove were made in consideration of non-competition agreements or as reasonable compensation.

(2)	The value attributed to restricted stock that accelerates or is eligible for continued vesting is the closing price on the New York Stock Exchange on December 31, 2007 (which is a higher valuation than that specified by IRS regulations for tax purposes). Value of options is the difference between the closing price on the New York Stock Exchange on December 31, 2007 and the exercise price. As of December 31, 2007, the exercise price of all options exceeded the market price. As a result, all amounts in this column represent value attributable to restricted equity.

(3)	Other benefits include three years of health and welfare benefits and the maximum outplacement costs each executive would be entitled to.

(4)	As described further in “— Change in Control Agreements” below, each of our named executive officers is a party to a KEESA that may provide for payments after a change in control. A qualifying termination is a termination within three years after the change in control by the company other than for cause or disability or by the executive for good reason.

(5)	Lump sum payable within 10 business days after the termination date.

(6)	Represents the present value of monthly payments of $4,000 that Mr. Culver would be eligible to receive through age 65, assuming the disability continued. These amounts would be paid by an insurance company pursuant to an insurance policy covering Mr. Culver that we provide. The discount rate of 6.0% applied to these payments is the same discount rate that we use to value our net periodic benefit costs associated with our benefit plans pursuant to GAAP.

Change in Control Agreements

Each of our named executive officers is a party to a Key Executive Employment and Severance Agreement with us (a KEESA). If a change in control occurs and the executive’s employment is terminated within three years after the change in control (this three-year period is referred to as the employment period), other than for cause or disability, or if the executive terminates his employment for good reason, the executive is entitled to a lump sum termination payment equal to twice the sum of his annual base salary, his maximum bonus award and an amount for pension accruals and profit sharing and matching contributions.

Under the KEESAs, a change in control generally would occur upon the acquisition by certain unrelated persons of 50% or more of our Common Stock; an exogenous change in the majority of our Board of Directors; certain mergers, consolidations or share exchanges or related share issuances; or our sale or disposition of all or substantially all of our assets. We would have “cause” to terminate an executive under a KEESA if the executive were intentionally to engage in certain bad faith conduct causing demonstrable and serious financial injury to us; to be convicted of certain felonies; or to willfully, unreasonably and continuously refuse to perform his or her existing duties or responsibilities. An executive would have “good reason” under his or her KEESA if we were to breach the terms of the KEESA; make certain changes to the executive’s position or working conditions; or fail to obtain a successor’s agreement to assume the KEESA.

If the employment termination occurs during the employment period but more than three months after the change in control, the termination payment is reduced. The KEESAs require that, for a period of twelve months after a termination for which a payment is required, the executive not compete with us unless approved in advance in writing by our Board of Directors. The KEESAs also impose confidentiality obligations on our executives that have signed them.

While the executive is employed during the employment period, the executive is entitled to a base salary no less than the base salary in effect prior to the change in control and to a bonus opportunity of no less than 75% of the maximum bonus opportunity in effect prior to the change in control. The executive is also entitled to participate in medical and other specified benefits. The executive is also entitled to certain other benefits and the continuation of medical and other specified employee benefits during the remainder of the employment period.

We have KEESAs with 41 other officers, substantially all of which have a termination payment multiple of one.

If the excise tax under Section 280G of the Internal Revenue Code would apply to the benefits provided under the KEESA, the executive is entitled to receive a payment so that he is placed in the same position as if the excise tax did not apply.

Post-Termination Vesting of Certain Restricted Equity Awards

In general, our restricted equity awards are forfeited upon a termination of employment, other than as a result of the officer’s death (in which case the entire award vests). If employment termination occurs after age 62 for an officer who has been employed by us for at least seven years, awards granted at least one year prior to the date of the employment termination will continue to vest if the officer enters into a non-competition agreement with us.

Pension Plan

As noted under “- Compensation and Related Tables — Summary of Selected Components of our Executive Compensation Program — Pension Plan” above, we have a Pension Plan and Supplemental Plan that provide post-retirement benefits. If the employment of our named executive officers terminated effective December 31, 2007, the annual amounts payable to them at age 62 under these plans would have been: Mr. Culver — $402,024; Mr. Lauer — $203,628; Mr. Sinks — $160,524; Mr. Pierzchalski — $204,000; and Mr. Lane — $153,024. As of December 31, 2007, Mr. Lauer was eligible to receive this level of benefits because he was over the age of 62 and had more than seven years’ tenure. As of December 31, 2007, Messrs. Culver, Pierzchalski and Lane were eligible to receive reduced benefits under these plans immediately upon retirement because they were over the age of 55 and had more than seven years’ tenure. As a result, if their employment had been terminated effective December 31, 2007, the annual amounts payable to them under our Pension Plan had they elected to begin receiving annual payments immediately would have been Mr. Culver — $247,245; Mr. Pierzchalski — $120,360; and Mr. Lane — $122,419.

Severance Pay

Although we do not have a written severance policy for terminations of employment unrelated to a change in control, we have historically negotiated severance arrangements with officers whose employment we terminate without cause. The amount that we have paid has varied based upon the officer’s tenure and position.

Other Information

During 2007, we entered into the transactions described in “Corporate Governance and Board Matters — Director Independence” above. As noted above, these transactions were made in the ordinary course of business and are not considered material to us. Similar transactions are expected in 2008.

We have used the law firm of Foley & Lardner LLP as our principal outside legal counsel for more than 20 years. The wife of our General Counsel is a partner in that law firm, which was paid $3,585,669 by us and our consolidated subsidiaries for legal services in 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock (other than certain investment advisers with respect to shares held for third parties), to file reports of their beneficial ownership of our stock and changes in stock ownership with the SEC and the New York Stock Exchange. Based in part on statements by the persons subject to Section 16(a), we believe that all Section 16(a) forms were timely filed in 2007.

Item 2 —	Approval of Performance Goals for Certain Restricted Equity Awards under our 2002 Stock Incentive Plan

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not deduct compensation in excess of $1 million paid in a year to our Chief Executive Officer and our next three highest paid executive officers (other than our Chief Financial Officer) for that year unless the compensation is payable solely on account of the achievement of pre-established, objective performance goals approved by our shareholders (“performance-based compensation”). We refer to our officers to whom the limit of Section 162(m) applies as our 162(m) officers. We are asking shareholders to approve the performance goals listed below (which we refer to as the listed goals) so that such goals may be used in granting performance-based compensation in the form of restricted equity to our 162(m) officers under our 2002 Stock Incentive Plan, as amended (which we refer to as the “Plan” or the “Stock Plan”). Shareholders previously approved a limited list of goals that can be used by the Management Development, Nominating and Governance Committee in granting restricted equity awards that can qualify as performance-based compensation. The proposal in this Item 2 expands the available listed goals to provide the Committee more flexibility to grant equity awards that are subject to appropriate performance criteria and are intended to be fully tax-deductible. No changes to the Stock Plan itself are proposed to be made by this Item.

If the Management Development, Nominating and Governance Committee determines that restricted equity awards made to our 162(m) officers under the Plan are to vest contingent on achieving performance goals, we anticipate that such goals will be one or more listed goals. Under the Plan, awards of restricted equity may be made to our 162(m) officers on terms that do not include the achievement of one or more listed goals and therefore will not qualify as performance-based compensation.

Notwithstanding that our CFO is not one of the 162(m) officers, we anticipate that, to the extent any restricted equity awards are intended to qualify as performance-based compensation, the corresponding award to our CFO will be subject to the same listed goals as the awards to the 162(m) officers. Thus, when the discussion below refers to the 162(m) officers, that term also includes the CFO even though the deductibility of compensation paid to the CFO generally is not limited by Section 162(m). For purposes of awarding restricted equity intended to be performance-based compensation to our 162(m) officers, we determine who besides our CEO is one of our 162(m) officers by who is or will be listed in our proxy statement Summary Compensation Table covering our last fiscal year prior to the year in which the award is made. However, Section 162(m) applies to the three highest paid officers other than the CEO who are named in the Summary Compensation Table for the year in which the compensation is taxed. Because we expect compensation under restricted equity awards will be taxed in years after the year in which the award is made, an award to an employee who at the time of the award was not determined by us to be a 162(m) officer might not include a listed goal even though, at the time the limit of Section 162(m) applies to compensation from the award, that employee could be a 162(m) officer. In this circumstance, deductibility of such compensation would be limited by Section 162(m).

On February 28, 2008, we made restricted equity awards under the Plan as described under “New Plan Benefits” below. All of the awards made to our 162(m) officers (who currently are Messrs. Culver, Sinks, Pierzchalski and Lane, and Mr. Lauer, our CFO) were made on terms that include performance goals from the listed goals. The awards to Messrs. Culver, Sinks, Pierzchalski, Lane and Lauer are contingent on shareholders approving this Item.

Summary of our 2002 Stock Incentive Plan

The purpose of our Stock Plan is to provide the benefits of additional incentive inherent in ownership of our Common Stock by executive officers, other key employees and non-employee directors. The Plan helps us compete with other organizations in obtaining and retaining the services of these persons. There are currently about 160 persons eligible to receive awards under the Plan, of whom 10 are non-employee directors. On April 1, 2008, the last reported sale price of our Common Stock on the New York Stock Exchange was $11.54.

The Plan provides that the maximum number of shares of Common Stock which may be awarded under the Plan is (a) 7,100,000 shares plus (b) the number of shares (if any) that award recipients must purchase at a purchase price of not less than the fair market value of the shares as a condition to the award of restricted equity under the Plan. As of April 1, 2008, 3,003,715 shares in category (a) in the prior sentence are available for future award under the Plan. So long as our Common Stock is listed on an exchange, fair market value is the last reported sale price on the exchange. Shares awarded under the Plan that are subsequently forfeited or are used to satisfy income tax withholding requirements will not count against the limit on the maximum number of shares that may be issued under the Plan.

The Plan provides for the award of stock options (“options”), stock appreciation rights (“SARs”), restricted stock and RSUs. Each type of award is described briefly below, and they are referred to together as awards. RSUs are described under “Restricted Equity” below. No award may be granted after May 2, 2012.

Performance Goals Proposed for Approval

At our 2003 Annual Meeting, shareholders approved performance goals based on earnings per share, net income, return on equity and cash flow. The listed goals include these goals as well as a number of new performance goals. The listed goals are goals that relate to one or more of the following:

•	net income, pre-tax income or earnings before interest, taxes and depreciation and amortization,

•	earnings per share,

•	operating earnings, which is net income excluding realized gains and losses,

•	cash flow, including operating cash flow, which excludes the same items as are excluded in operating earnings,

•	return on assets or equity,

•	expenses or a ratio related to our expenses, such as the ratio of our expenses from insurance operations to our net premiums written or earned,

•	incurred or paid losses or ratios related to those losses, such as the ratio of our incurred losses to our net premiums written or earned,

•	market share,

•	book value,

•	common share price, and

•	total return to shareholders.

Each of the listed goals may be combined with other listed goals, and established:

•	on a company-wide basis or, where applicable, with respect to one or more operating units, divisions, books of business, new insurance written, types of insurance that we write, acquired businesses, minority investments, partnerships or joint ventures,

•	on a relative or an absolute basis, or

•	on a per share (either basic or fully diluted) or an aggregate basis.

In addition, to the extent consistent with Section 162(m), the Committee shall appropriately adjust any evaluation of performance under a performance target to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary, unusual or non-recurring in nature or related to the acquisition or disposal of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in our financial statements, notes to the financial statements or our Management’s Discussion and Analysis. Also, the Committee may, to the extent consistent with Section 162(m), appropriately adjust any evaluation of performance under a performance target to exclude, without limitation, any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation-related items, such as claims, judgments or settlements, (iii) the effect of changes in tax law or other laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under the Stock Plan or any other compensation arrangement of ours.

The listed goals describe only general criteria. For restricted equity awards granted to our 162(m) officers with vesting contingent on the satisfaction of listed goals, the Committee will determine specific performance targets under the listed goals. Section 162(m) generally requires this to be done not later than 90 days after the beginning of the period to which the listed goal relates. However, at the time the Committee specifies the specific target, the performance outcome must be substantially uncertain. Under Section 162(m) when, as in our case, specific performance targets are determined under general performance goals, shareholders must reapprove the goals every five years.

Administration

The Stock Plan is required to be administered by a committee of our Board of Directors consisting of not less than two directors. The Plan is currently administered by the Board’s Management Development, Nominating and Governance Committee, which we refer to in this Item as the Committee. The Plan provides that each member of the Committee must be an “outside director” under Section 162(m). Among other functions, the Committee has power (a) to select the participants from among the eligible individuals, (b) to determine the number of shares covered by awards, and (c) within the limits of the Plan, to set the terms of awards. The Plan authorizes the Committee to delegate its functions to any one or more of its members.

Restricted Equity

Restricted stock is Common Stock that is not freely transferable by the participant until specified restrictions lapse or specified conditions are met. If the applicable restrictions are not met the restricted stock is forfeited to the company. In this description, these restrictions and conditions are referred to together as “restrictions.” An RSU is the right to receive stock in the future, which right is subject to restrictions. Restricted stock and RSUs are collectively referred to in this proxy statement as “restricted equity.” Restricted equity awards are subject to such restrictions as the Committee may impose. In addition to restrictions, the Committee may condition an award of restricted equity on the participant’s purchasing shares of Common Stock and retaining the shares for a period specified by the Committee. While not required by the terms of the Stock Plan, awards have provided that upon termination of a participant’s employment during the applicable restriction period for any reason other than death or retirement as described below, all restricted equity still subject to restriction will be forfeited. Upon death of a participant, awards have provided that the restrictions still in effect will immediately lapse and the person entitled to receive such restricted equity under law will take the shares of restricted stock (or the shares underlying the RSU) free and clear of any restriction. Awards have also provided that vesting continues as if a participant had remained employed if a participant retires on or after age 62 and after continuing to have remained employed for one year after the award is made, enters into a noncompetition agreement with us and complies with this agreement. The Committee has authority, in its discretion, to provide for the continuation of vesting in other circumstances or to waive, in whole or in part, any restrictions with respect to restricted equity.

The Plan authorizes the issuance of up to 5,900,000 shares of Common Stock as restricted equity. Restricted equity that is forfeited or upon vesting is used to satisfy income tax withholding requirements will not count against the limit on the maximum number of restricted shares. As of April 1, 2008, the Committee had authority to grant 2,907,495 shares as restricted equity.

Options and SARs

An option is the right to purchase a specified number of shares of Common Stock at a specified exercise price. An SAR is the right to receive, in cash or shares with equivalent value, the difference between the fair market value of a specified number of shares of Common Stock and a specified exercise price. The exercise price per share of Common Stock subject to an option or SAR will be determined by the Committee, but may not be less than the fair market value of a share of Common Stock on the date the award is made.

The term of an option or SAR will be determined by the Committee, but may not be more than ten years. Options and SARs will vest on such conditions as are determined by the Committee. Vesting means that an option or SAR may be exercised by the participant. Conditions to vesting can include remaining as an employee or non-employee director for a specified period or the achievement of performance goals set by the Committee. The vesting of options that would vest at a later date if the participant remained with us may be accelerated to an earlier date if performance goals are satisfied.

Options are exercised by payment in full of the exercise price, which may be paid in cash or by delivery of shares of Common Stock owned by the participant having a fair market value equal to the exercise price or by a combination of cash and shares. Options may also be exercised through a sale of the shares received on exercise with sufficient proceeds from the sale remitted to us to pay the exercise price. While not required by the terms of the Stock Plan, it is anticipated awards will generally provide that options and SARs that have not vested terminate upon termination of the participant’s employment, other than by reason of death or, in certain cases, retirement. It is anticipated that, in the case of death, awards will provide options and SARs will become fully vested. The Committee has authority, in its discretion, to waive in whole or in part, any restrictions with respect to options and SARs.

Options may be “incentive stock options” under the Code (“ISOs”) or options that are not ISOs. No more than 7,100,000 shares of Common Stock may be issued under options that are ISOs.

Adjustments and Change in Control

Under action by the Committee covering awards made before 2007 and by the terms of awards made after 2006, in the event of any stock split, reverse stock split, stock dividend, combination or reclassification of our Common Stock, awards will automatically be proportionally adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from such event. In addition, in any other corporate transaction involving us, the Committee will have the authority to adjust the number and type of shares that may be issued under the Stock Plan, including the limit on the number of shares of restricted equity, and any awards that are outstanding.

Upon a change of control, the award becomes vested immediately and all restrictions will lapse. As used in this Item, a change of control will occur in the circumstances defined by the Committee and included in the agreement that evidences an award.

No Repricing of Options

Except for certain adjustments discussed above or adjustments made with shareholder approval, the Committee does not have authority to reduce the exercise price of outstanding options, increase the term of outstanding options or, in exchange for any outstanding option, grant a new option with a lower exercise price.

Maximum Awards and Transferability

The maximum number of shares covered by all awards made to any one employee is 2,000,000 shares. Unless otherwise provided by the Committee, no award may be transferred by any participant other than by will, by designation of a beneficiary or by the laws of descent and distribution.

Amendment and Termination

The Board or the Committee may amend the Stock Plan at any time. However, the approval of shareholders is required for amendments that increase the maximum number of shares that may be issued under the Plan; increase the maximum aggregate number of shares of restricted equity that may be issued under the Plan; increase the maximum number of shares covered by awards to any one employee; decrease the minimum option or SAR exercise price; or increase the maximum term of an option or SAR to more than ten years. The approval of shareholders is required for any change to the provisions of the Plan that prohibit option repricing without shareholder approval. The Board or the Committee may also terminate the Plan at any time. No amendment or termination of the Plan will adversely affect any award outstanding without the approval of the affected participant.

Withholding

Not later than the date on which an amount with respect to an award first becomes includable in the income of a participant who is an eligible employee, the participant is required to pay to us or make arrangements satisfactory to us regarding the payment of any taxes required by law to be withheld with respect to such amount. The Committee may permit withholding obligations to be settled with shares of Common Stock, including shares of Common Stock that are part of an award that gives rise to the withholding requirement.

Certain Federal Income Tax Consequences of Restricted Equity

A participant will not recognize income upon the award of an RSU. At the time that a participant receives shares in settlement of an RSU, the participant will recognize ordinary income in an amount equal to the fair market value of such shares at that time reduced by the amount, if any, paid for the RSU by the participant. Subject to any limitation on such deduction under Section 162(m), we will be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. In the event that the shares that have been received in satisfaction of an RSU are disposed of subsequently in a taxable transaction, any gain or loss will be a capital gain or loss to the participant.

A participant will not recognize income upon the award of restricted stock that is subject to a substantial risk of forfeiture unless the election described below is made. A participant who has not made such an election will recognize ordinary income when the award is no longer subject to a substantial risk of forfeiture in an amount equal to the fair market value of the restricted stock in question reduced by the amount, if any, paid by the participant for the restricted stock. Subject to any limitation on such deduction under Section 162(m), we will be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. An otherwise taxable disposition of the restricted stock after the end of the applicable restriction period will result in capital gain or loss to the participant. Dividends paid in cash and received by a participant prior to the end of the applicable restriction period will constitute ordinary income to the participant in the year paid. We will be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within thirty days after the date of the award of restricted stock (but not an award of RSUs), elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award, determined without regard to any of the restrictions. Subject to any limitation on such deduction under Section 162(m) of the Code, we will be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the election is made, any cash dividends received with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. An otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in capital gain or loss to the participant. If a participant who has made an election subsequently forfeits the restricted stock, the participant will not be entitled to deduct any loss. In addition, we would then be required to include in our ordinary income the amount of the deduction we originally claimed with respect to such shares.

Certain Federal Income Tax Consequences of Options and SARs

The grant of an option or SAR under the Stock Plan will create no income tax consequences to the participant or us. A participant who is granted an option that is not an ISO will generally recognize ordinary income at the time of exercise in an amount by which the fair market value of the Common Stock at such time exceeds the exercise price. The value of the Common Stock or the amount of cash delivered on exercise of an SAR will also generally be ordinary income to the participant. We will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. A subsequent disposition of the Common Stock will give rise to capital gain or loss to the extent the amount realized from the sale differs from the fair market value of the Common Stock on the date of exercise.

In general, if an ISO is awarded to an employee, the participant holds the shares of Common Stock acquired on the exercise of the ISO for at least two years from the date of award and one year from the date of exercise, and the participant remains an employee until at least three months before exercise, the participant will recognize no income or gain as a result of the exercise, except that the alternative minimum tax may apply. Any gain or loss realized by the participant on the disposition of the Common Stock will be treated as long-term capital gain or loss. No deduction will be allowed to us. If the holding period requirements described above are not satisfied, the participant will recognize ordinary income at the time of the disposition equal to the lesser of (a) the gain realized on the disposition, or (b) the difference between the exercise price and the fair market value of the shares of Common Stock on the date of exercise. We will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as capital gain.

Code Section 409A

Awards under the Stock Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended. If such awards do not comply with the requirements of Section 409A, holders of the awards may be taxed earlier than would otherwise be the case (for example, at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. We have sought to structure any awards under the Plan that are subject to Section 409A to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that have been issued.

Equity Compensation Plan Information

The table below sets forth certain information, as of March 1, 2008, about options outstanding under our 1991 Stock Incentive Plan and the Stock Plan. Upon approval of the Stock Plan at our 2002 Annual Meeting, no further awards could be made under the 1991 Stock Incentive Plan. Other than under these plans, no options, warrants or rights were outstanding at that date under any of our compensation plans or individual compensation arrangements. We have no compensation plan under which its equity securities may be issued that has not been approved by shareholders. Share units issued under the Deferred Compensation Plan for Non-Employee Directors (see “Compensation of Directors — Deferred Compensation Plan”), which have no voting power and can be settled only in cash, are not considered to be equity securities for this purpose.

Number of
	Number of		Securities
	Securities to be		Remaining Available
	Issued Upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding
	Options, Warrants	Options, Warrants	Securities
	and Rights	and Rights	Reflected in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,520,550	$56.04	3,133,905	(1)
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	2,520,550	$56.04	3,133,905	(1)

(1)	All of these shares are available under the Stock Plan. In addition, the Stock Plan provides that the number of shares available is increased by the number of shares that award recipients must purchase at a purchase price of not less than fair market value as a condition to the award of restricted equity.

New Plan Benefits

The table below shows awards of RSUs and restricted stock made on February 28, 2008 to our named executive officers (Messrs. Culver, Lauer, Sinks, Pierzchalski and Lane) and to the other groups described in the table. The dollar value is the number of shares or RSUs multiplied by the New York Stock Exchange closing price on the date of the awards. The awards to Messrs. Culver, Lauer, Sinks, Pierzchalski and Lane are contingent on shareholder approval of the listed goals and they have performance targets under performance goals that are listed goals.

	Dollar Value		Number of Shares
	Restricted	Restricted	Restricted	Restricted
Name	Stock Units	Equity	Stock Units	Equity

Curt S. Culver	1,532,160	1,149,120	96,000	72,000
J. Michael Lauer	517,104	387,828	32,400	24,300
Patrick Sinks	957,600	718,200	60,000	45,000
Lawrence Pierzchalski	517,104	387,828	32,400	24,300
Jeffrey H. Lane	517,104	387,828	32,400	24,300
Executive officers as a group	4,548,600	3,411,450	285,000	213,750
Non-executive officer directors as a group	-0-	-0-	-0-	-0-
Non-executive officer employees as a group	5,013,036	4,816,329	314,100	301,775

RSUs shown in the Restricted Stock Units columns vest based on the achievement of performance targets determined by MGIC’s incurred loss ratio (incurred losses divided by earned premium) for its primary new insurance written; our expense ratio (expenses of insurance operations divided by net premiums written); and MGIC’s market share of flow new insurance written. The three performance targets are equally weighted for vesting purposes. Vesting is determined on February 10, 2009 and the next two anniversaries of that date based on performance during the prior year. The portion of the total award that may vest in each year ranges from zero to 50% but the total amount that vests cannot exceed the amount of the award. Subject to the second paragraph below, any portion of the award that has not vested on February 10, 2011 is forfeited. Dividends are not paid currently on RSUs but to the extent the RSUs vest, we will make a payment equal to the amount of dividends that would have been paid on the shares of Common Stock delivered in settlement of the RSU had those shares been outstanding from the time of the award.

Restricted equity shown in the restricted equity columns consists of restricted stock or, in the case of award recipients who were age 57 or older on February 10, 2008 or for certain recipients who reside outside the United States, RSUs. One-third of the restricted equity for Messrs. Culver, Lauer, Sinks, Pierzchalski and Lane vests on February 10, 2009 and the next two anniversaries of that date depending on whether a performance target determined by the sum of the incurred loss ratio and the expense ratio described in the prior paragraph is met. Any of this restricted equity not vested as of February 10, 2011, may vest over the next two years if the performance target is satisfied during such years. Subject to the next paragraph, any of this restricted equity that has not vested as of February 10, 2013 will be forfeited. One-third of the restricted equity awarded to other employees vests on February 10, 2009 and the next two anniversaries of that date through continued service. For all awards described in this paragraph, dividends are paid on restricted equity at the same time as they are paid on Common Stock.

If it is not possible to determine whether the performance targets have been met on any particular vesting date, the vesting date will be extended until such determination can be made. Vesting will be accelerated in the event of the death of the award recipient or a change of control. In addition, vesting will continue for retirements on or after age 62, as described under “Restricted Equity” above. Mr. Lauer meets this age minimum.

Shareholder Vote Required

The affirmative vote of a majority of the votes cast on this matter is required for the approval of the listed goals. Abstentions and broker non-votes will not be counted as votes cast.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PERFORMANCE GOALS FOR CERTAIN RESTRICTED EQUITY THAT MAY BE AWARDED UNDER OUR 2002 STOCK INCENTIVE PLAN. PROXIES WILL BE VOTED FOR APPROVAL UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

Item 3 —	Approval of Performance Goals for a 162(m) Bonus Plan

As described under Item 2 above, we may not deduct compensation in excess of $1 million paid in a year to our 162(m) officers for that year unless the compensation is payable solely on account of the achievement of one or more pre-established, objective performance goals. In addition to approving the listed goals for awards of restricted equity, we are also asking shareholders to approve the listed goals so that we may use them to determine whether bonuses are payable to our 162(m) officers under an annual bonus plan that conditions those bonuses on satisfaction of one or more of the listed goals. We refer to a bonus plan of this type as a 162(m) Bonus Plan. The listed goals are the goals shown in the list in Item 2 under “Performance Goals Proposed for Approval.”

The 162(m) Bonus Plan will be administered by a committee of our Board of Directors that satisfies the requirements referred to under “Administration” in Item 2. This committee will be our Management Development, Nominating and Governance Committee, which we refer to below as the Committee. For a 162(m) Bonus Plan, within 90 days after the beginning of our fiscal year, the Committee will select one or more of the listed goals and determine a specific performance target thereunder. If the performance target is met, the Committee may award bonuses to the 162(m) officers in a maximum amount not to exceed three times the base salary of the CEO and up to 2.25 times the base salaries of the other 162(m) officers. The base salaries that determine the maximum bonuses will be determined as end of the year for which our performance is measured against the performance target. For bonuses payable for 2009 and later years, the Committee may raise the base salary multiples that determine maximum bonuses. In no event, however, may bonuses under a 162(m) bonus plan for any year exceed $4 million for the CEO and $2.5 million for any other 162(m) officer.

The Committee expects that under a 162(m) Bonus Plan the CEO and the other 162(m) officers will be able to make an election to receive up to one-third of the bonus that would otherwise be paid in cash in the form of restricted equity having an equivalent market value at the time of the award. We refer to this restricted equity as the base shares. If a 162(m) officer elects base shares, the Committee expects it will award one and one-half matching shares for each base share. These matching shares will not be counted against the maximum bonus amounts referred to above but their value, determined by the closing price of the stock on the date of the award, may not exceed $2 million for the CEO and $1.25 million for any other 162(m) officer. The base shares and the matching shares will be awarded under the Stock Plan referred to in Item 2 and are expected to vest through continued employment with us for periods determined by the Committee. While it has not done so in the past, the Committee may permit vesting to continue after termination of employment, including in circumstances similar to those for retirement on or after age 62, as described under “Restricted Equity” in Item 2.

The Committee will have discretion to determine specific bonus amounts within the bonus maximums. The Committee expects it will exercise its discretion based on:

•	our actual financial and other results for the year compared to the corporate goals presented to and approved by the Committee for that year with respect to the CEO’s bonus (the listed goals are separate from these corporate goals),

•	the Committee’s analysis of the business environment in which we operated during the year,

•	the Committee’s evaluation of individual officer performance,

•	the recommendations of the CEO (except in regard to his own bonus), and

•	such other matters as the Committee deems relevant.

Subject to shareholder approval of this Item 3, the Committee has adopted a 162(m) Bonus Plan applicable to our 2008 performance with a performance target determined by the sum of the incurred loss ratio and our expense ratio. The incurred loss ratio is incurred losses in 2008 for our 2008 primary new insurance written, divided by premiums earned in 2008 on that business, and our expense ratio is the expenses of our insurance operations in 2008 divided by our net premiums written in 2008. If the performance target is met, the Committee will determine the level of bonuses up to the maximum amounts by considering the factors in the bullet points above. The corporate goals the Committee approved for 2008 with respect to the CEO’s bonus included non-objective goals relating to shareholder value, return on investment, loss mitigation, our management organization and raising new capital. In late March, after this goal was adopted, we raised new capital through the sale of Common Stock and junior subordinated debentures convertible into our Common Stock. The Committee also approved a corporate goal relating to the management of the mix of business in the 2008 book such that this book is profitable.

Notwithstanding that the CFO is not one of the 162(m) officers, his bonus will be determined as if he were a 162(m) officer other than the CEO. Bonuses payable under the 162(m) Bonus Plan for 2008 adopted by the Committee are not currently determinable. The current base salaries of Messrs. Culver, Lauer (our CFO), Sinks, Pierzchalski and Lane (who were our 162(m) officers for 2007 and the CFO) are $860,000, $446,000, $510,000, $446,000 and $400,000, respectively. These base salaries are not expected to change for the balance of 2008.

As it has in the past, the Committee retains discretion to pay bonuses or other short-term incentive compensation to the 162(m) officers and the CFO outside a 162(m) Bonus Plan. We understand that the IRS has taken the position in a private letter ruling that the Committee’s having discretion to pay short-term compensation of this type does not preclude bonuses paid under a 162(m) Bonus Plan from being fully deductible under 162(m). If the Committee exercises such discretion, however, this ruling notes that whether bonuses previously paid under a 162(m) Bonus Plan were paid solely on account of the achievement of the listed goals will be a question of fact. If it were ultimately determined that bonuses under a 162(m) Bonus Plan would have been paid regardless of whether the related performance goal was achieved, those bonuses would not qualify as performance-based compensation (and would not be fully deductible to the extent the compensation paid to a 162(m) officer during the year exceeds $1 million).

Shareholder Vote Required

The affirmative vote of a majority of the votes cast on this matter is required for the approval of the listed goals for a 162(m) Bonus Plan. Abstentions and broker non-votes will not be counted as votes cast.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PERFORMANCE GOALS FOR A 162(m) BONUS PLAN. PROXIES WILL BE VOTED FOR APPROVAL UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

Item 4 —	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has reappointed the accounting firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Shareholders are being asked to ratify this appointment at the annual meeting. A representative of PwC is expected to attend the meeting and will be given an opportunity to make a statement and respond to appropriate questions.

PwC’s audit engagement letter has an agreement by us not to demand a jury trial if there is litigation between us and PwC, and a prohibition on transferring to another person a claim we might have against PwC. The engagement letter does not contain a requirement that we arbitrate any disputes with PwC nor does it contain any limitation on our right to damages from PwC.

Audit and Other Fees

For the years ended December 31, 2006 and December 31, 2007, PricewaterhouseCoopers (“PwC”) billed us fees for services of the following types:

	2006	2007

Audit Fees	$1,533,100	$2,260,845
Audit-Related Fees	32,000	327,972
Tax Fees	16,170	—
All Other Fees	13,000	6,180

Total Fees	$1,594,270	$2,594,997

Audit Fees include PwC’s review of our quarterly financial statements. Audit-Related Fees include, for 2007, fees related to due diligence, valuation and other services relating to the terminated merger with Radian Group Inc. and a regulator’s review of PwC’s workpapers and, for 2006, services related to a debt offering and research and other services for selected joint ventures. Tax Fees were for corporate tax services and tax compliance services provided to certain former employees. All Other Fees represent, for 2007, subscription fees for an online library of financial reporting and assurance literature and, for 2006, fees for actuarial services relating to pricing certain insurance products, employee benefits and other actuarial services.

The rules of the SEC regarding auditor independence provide that independence may be impaired if the auditor performs services without the pre-approval of the Audit Committee. The Committee’s policy regarding approval and pre-approval of services by the independent auditor includes a list of services that are pre-approved as they become necessary and the Committee’s approving at its February meeting a schedule of other services expected to be performed during the ensuing year. If we desire the auditor to provide a service that is not in either category, the service may be presented for approval by the Committee at its next meeting or may be approved by the Chairperson (or another Committee member designated by the Chairperson). We periodically provide the Committee with information about fees paid for services that have been approved and pre-approved.

The SEC rules regarding auditor independence provide an exception to the approval and pre-approval requirement if services are subsequently approved by an audit committee under a de minimis exception. All of PwC’s services were pre-approved by the Committee in 2007 and, as a result, the de minimis exception was not used in 2007.

Shareholder Vote Required

The affirmative vote of a majority of the votes cast on this matter is required for the ratification of the appointment of PwC as our independent registered public accounting firm. Abstentions and broker non-votes will not be counted as votes cast.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES WILL BE VOTED FOR RATIFICATION UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

MGIC INVESTMENT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 15, 2008
9:00 a.m. Central Time
MARCUS CENTER FOR THE PERFORMING ARTS
929 North Water Street
Milwaukee, WI

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 15, 2008.
If you have any questions about attending our Annual Meeting of Shareholders, you can call our Corporate Secretary at (414) 347-6480.
By signing on the reverse side, I hereby appoint CURT S. CULVER and J. MICHAEL LAUER, and either one of them, as my proxy and attorney-in-fact, with full power of substitution by the Board of Directors of MGIC Investment Corporation (MGIC), to represent and vote, according to my choices specified on this proxy card, all shares of Common Stock of MGIC which I am entitled to vote at the Annual Meeting of Shareholders to be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on Thursday, May 15, 2008, at 9:00 a.m. Central Time, and at any adjournment.
I acknowledge that I have received MGIC’s Notice of Annual Meeting, Proxy Statement and 2007 Annual Report.
Notice to Participants in MGIC’s Profit Sharing and Savings Plan and Trust: As a participant in the MGIC Investment Corporation Profit Sharing and Savings Plan and Trust (Plan), you have the right to instruct the Plan trustee how to vote the shares of MGIC Common Stock allocated to your account. If you sign, date and return this card in the enclosed reply envelope and it is received by the Plan trustee at least five days before the Annual Meeting, shares held in your account will be voted by the Plan trustee in accordance with the voting choices you specify on the reverse side. You may revoke your instructions by delivering a signed proxy card with a later date to the Plan trustee at least five days before the Annual Meeting. If your instructions are not timely received or if you do not respond, shares held in your account will be voted by the Plan trustee in accordance with the Plan and applicable law.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 15, 2008: Our Proxy Statement and 2007 Annual Report to Shareholders are available free of charge at http://mtg.mgic.com/proxyinfo.
See reverse for voting instructions.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED
ò Please detach here ò
The Board of Directors Recommends a Vote FOR All Nominees Listed in Item 1 and FOR Items 2, 3 and 4.

1.	Election of directors:	01 David S. Engelman	03 Daniel P. Kearney	☐	Vote FOR all nominees	☐	Vote WITHHELD
		02 Kenneth M. Jastrow, II	04 Donald T. Nicolaisen		(except as marked)		from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of performance goals for certain awards under MGIC Investment Corporation’s 2002 Stock Incentive Plan.	☐ For	☐ Against	☐ Abstain

3.	Approval of performance goals for MGIC Investment Corporation’s annual bonus plan that includes such goals.	☐ For	☐ Against	☐ Abstain

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of MGIC Investment Corporation.	☐ For	☐ Against	☐ Abstain

5.	In his discretion, each Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment.
THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ABOVE BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2, 3 AND 4.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name appears to the left. Joint owners should each sign personally. A corporation should sign full corporate name by duly authorized officers and affix corporate seal. When signing as attorney, executor, administrator, trustee or guardian, give full title.